UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

VERIZON COMMUNICATIONS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Verizon Communications Inc.
140 West Street
New York, New York 10007

March 19, 2012

Dear Fellow Shareholders:

On behalf of the Board of Directors, we invite you to attend Verizon’s 2012 Annual Meeting of Shareholders. The meeting will be held on Thursday, May 3, 2012 at 10:30 a.m., local time, at the Von Braun Center, 700 Monroe Street, Huntsville, Alabama. You can find directions to the meeting on the admission ticket attached to your proxy card or Notice of Internet Availability of Proxy Materials, in the proxy statement and online at www.verizon.com/investor.

The annual meeting is an opportunity to discuss matters of general interest to Verizon’s shareholders and for you to vote on the items included in the proxy statement. At this year’s meeting, you will be asked to elect Directors, ratify the appointment of the independent registered public accounting firm, cast an advisory vote to approve Verizon’s executive compensation and consider six shareholder proposals. The Board of Directors recommends that you vote FOR items 1 through 3 and AGAINST items 4 through 9.

Only Verizon shareholders may attend the annual meeting. If you are a registered Verizon shareholder, your admission ticket is attached to your proxy card or Notice of Internet Availability of Proxy Materials. If you hold your shares through a bank, broker or other institution, the proxy statement explains how to obtain an admission ticket at the meeting.

Your vote is very important. Please take the time to vote so that your shares are represented at the meeting. We appreciate your participation and your ongoing interest in Verizon.

Sincerely,

Chairman and Chief Executive Officer

Your vote is important. Please vote promptly.

You may vote online, by telephone or

by signing, dating and returning

the enclosed proxy card.

Notice of Annual Meeting of Shareholders

Time and Date	10:30 a.m., local time, on May 3, 2012

Place	Von Braun Center 700 Monroe Street Huntsville, Alabama 35801

Items of Business	• Elect 11 Directors

• Ratify the appointment of the independent registered public accounting firm

• Provide an advisory vote to approve Verizon’s executive compensation

• Act upon the shareholder proposals described in the proxy statement that are properly presented at the meeting

• Consider any other business that is properly brought before the meeting

How to Vote	If you are a registered shareholder, you may vote online at www.envisionreports.com/vz, by telephone or by mailing a proxy card. You may also vote in person at the annual meeting. If you hold shares through a bank, broker or other institution, you may vote your shares by any method specified on the voting instruction form that they provide. We encourage you to vote your shares as soon as possible.

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President,

Deputy General Counsel and

Corporate Secretary

March 19, 2012

Important Notice Regarding Availability of Proxy Materials for Verizon’s

Shareholder Meeting to be Held on May 3, 2012

The Proxy Statement and Annual Report to Shareowners are available at www.edocumentview.com/vz

Proxy Statement

We are mailing this proxy statement to our shareholders beginning on March 19, 2012, and it is also available online at www.edocumentview.com/vz or, if you are a registered holder, at www.envisionreports.com/vz. The Board of Directors is soliciting proxies in connection with the 2012 Annual Meeting of Shareholders and encourages you to read this proxy statement and vote your shares online, by telephone or by mailing your proxy card.

Annual Meeting Information

Date and location.  Verizon’s annual meeting will be held on Thursday, May 3, 2012, at 10:30 a.m., local time, at the Von Braun Center, 700 Monroe Street, Huntsville, Alabama.

Admission.  Only Verizon shareholders may attend the meeting, and you will need an admission ticket or other proof of stock ownership to be admitted to the meeting.

•	If you are a registered shareholder, an admission ticket is attached to your proxy card or Notice of Internet Availability of Proxy Materials. If you plan to attend the annual meeting, please vote your proxy but retain the admission ticket and bring it with you to the meeting.
•	If you hold your shares in the name of a bank, broker or other institution, you may obtain an admission ticket at the meeting by presenting proof of your ownership of Verizon common stock. For example, you may bring your account statement or a letter from your bank or broker confirming that you owned Verizon common stock on March 5, 2012, the record date for the meeting.

The Von Braun Center is accessible to all shareholders. If you would like to have a sign language interpreter at the meeting, please mail your request to the Assistant Corporate Secretary at the address shown on page 5 under “Contacting Verizon” no later than April 16, 2012.

For safety and security reasons, we do not permit anyone to bring cameras, recording equipment, large bags, briefcases or packages into the meeting room or to otherwise record or photograph the meeting.

Voting Procedures and Related Matters

➢	Who may vote?

Shareholders of record as of the close of business on March 5, 2012, the record date, may vote at the meeting. As of March 5, 2012, there were approximately 2.8 billion shares of common stock outstanding and entitled to vote.

➢	How do I vote my shares?

Registered Shares.  If you hold your shares in your own name, you may vote by proxy in three convenient ways:

•	Online: Go to www.envisionreports.com/vz and follow the instructions. You will need to enter certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials in order to vote online. You can also use this website to elect to be notified by e-mail that future proxy statements and annual reports are available online instead of receiving printed copies of those materials by mail.
•	By telephone: Call toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada and follow the instructions. You will need to provide certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials in order to vote by phone.
•	By mail: Complete, sign and date your proxy card and return it in the envelope provided. If you plan to attend the annual meeting, please retain the admission ticket attached to the proxy card.

You may also vote in person at the meeting.

Verizon Savings Plan Shares.  If you are or were an employee and hold shares in a current or former Verizon savings plan, the proxy that you submit will provide your voting instructions to the plan trustee. You may vote online, by telephone or by returning the proxy card in the envelope provided. However, you cannot vote your savings plan shares in person at the meeting. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your vote must be received before the close of business on April 30, 2012.

Street Name Shares.  If you hold shares through a bank, broker or other institution, you will receive material from that firm explaining how to vote.

➢	How do I find electronic proxy materials?

This proxy statement and the Annual Report to Shareowners are available to view or download at www.edocumentview.com/vz. If you are a registered holder, you can also view or download these materials when you vote online at www.envisionreports.com/vz.

➢	How does voting by proxy work?

By giving us your proxy, you authorize the proxy committee to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the Director candidates and any or all of the other proposals. You may also abstain from voting. If you vote online or by telephone, you must indicate how you wish to vote on each item.

Your proxy provides voting instructions for all Verizon shares that are registered in your name on March 5, 2012 and that you hold in a current or former Verizon savings plan or in your Verizon Direct Invest Plan account.

If you return your signed proxy card but do not specify how to vote, the proxy committee will vote your shares in favor of the Director candidates listed on the proxy card, in favor of the ratification of the independent registered public accounting firm and in favor of the advisory vote to approve executive compensation, and the proxy committee will vote your shares against the six shareholder proposals. The proxy committee also has the discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. If you wish to give your proxy to someone other than the proxy committee, please cross out the names of the proxy committee and add the name of the person you wish to designate as your proxy.

➢	Can I change my vote?

Registered Shares.  If you hold your shares in your own name, you can change your vote by voting again online or by telephone or by returning a later dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” Your vote must be received before the polls close at the annual meeting. You can also change your vote by voting in person at the annual meeting.

Verizon Savings Plan Shares.  If you hold shares in a current or former Verizon savings plan, you can change your voting instructions for those shares by voting again online or by telephone or by returning a later dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your changed vote must be received before the close of business on April 30, 2012.

Street Name Shares.  If you hold your shares through a bank, broker or other institution, please check with that firm for instructions on how to change your vote.

➢	What vote is required to elect a Director or approve a proposal?

Directors are elected by a majority of the votes cast. The affirmative vote of a majority of the votes cast is required to approve each of the other management proposals and the shareholder proposals.

In order to officially conduct the meeting, we must have a quorum present. This means that at least a majority of the outstanding shares of Verizon common stock that are eligible to vote must be represented at the meeting either in person or by proxy. If a quorum is not present, we will reschedule the annual meeting for a later date.

➢	How are the votes counted?

Each share is entitled to one vote on each Director and on each matter presented at the annual meeting. Shares owned by Verizon, which are called treasury shares, do not count towards the quorum and are not voted.

Abstentions.  Under our bylaws, we do not count abstentions in determining the total number of votes cast on any item. We only count abstentions in determining whether a quorum is present. This means that abstentions have no effect on the election of Directors or on the outcome of the vote on any proposal.

Broker Non-Votes.  If you hold your shares through a bank, broker or other institution and you do not provide your voting instructions to them at least 10 days before the annual meeting, that firm has the discretion to vote your shares on matters that the New York Stock Exchange, referred to as the NYSE, has determined are routine. Routine items include the ratification of the independent registered public accounting firm. The bank, broker or institution that holds your shares cannot vote your shares on non-routine matters, such as the election of Directors, the advisory vote to approve executive compensation and the shareholder proposals. We refer to this as a “broker non-vote.” We only count broker non-votes in determining whether a quorum is present.

➢	Is my vote confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is required by law and in other limited circumstances.

➢	Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K filed with the Securities and Exchange Commission, referred to as the SEC, no later than May 9, 2012. We will also post the voting results on the Corporate Governance section of our website at www.verizon.com/investor promptly after the meeting.

➢	Who tabulates and certifies the vote?

Computershare Trust Company, N.A. will tabulate the vote, and independent inspectors of election will certify the results.

➢	Who is Verizon’s proxy solicitor?

Georgeson Inc. is assisting in the distribution of proxy materials and solicitation of votes for a base fee of $18,000, plus reimbursable expenses and custodial charges. In addition to solicitations by mail, Verizon employees and the proxy solicitor may solicit proxies in person or by telephone. Verizon will bear the cost of soliciting proxies.

➢	May I receive my proxy materials electronically?

We encourage registered shareholders to sign up for electronic delivery of future proxy materials.

•	To sign up, go to www.eTree.com/verizon and follow the directions.
•	You may also sign up when you vote online at www.envisionreports.com/vz.
•	If you have enrolled in Computershare’s Investor Centre, you may also sign up on www.computershare.com/verizon by clicking on “eDelivery Options” on the “My Holdings” tab.

Once you sign up for electronic delivery, you will no longer receive a printed copy of the proxy materials unless you specifically request one. Each year you will receive an e-mail explaining how to access the proxy materials online as well as how to vote your shares online. You may suspend electronic delivery of the proxy materials at any time by contacting Computershare Trust Company, N.A. by one of the methods described under “Contacting Verizon.”

➢	There are several shareholders at my address. Why did we receive only one set of proxy materials?

We have adopted a procedure called “householding” that was approved by the SEC. This means that eligible shareholders who share a single address receive only one copy of the Annual Report to Shareowners and proxy statement at their home address unless we receive notice that they wish to continue to receive individual copies.

If you would like to receive individual copies of the proxy materials, we will provide them promptly upon your request. You may request individual copies of the proxy materials by contacting Computershare Trust Company, N.A. by one of the methods shown under “Contacting Verizon.” Householding does not apply to shareholders who have signed up for electronic delivery of proxy materials.

➢	Why am I receiving more than one set of proxy materials?

You may be receiving more than one set of proxy materials in your household because:

•	You and another member of your household are both registered shareholders;
•	You are a registered shareholder and also hold shares through a bank, broker or other institution;
•	You hold shares through more than one bank, broker or other institution; or
•	You and another member of your household hold shares through different banks, brokers or institutions.

You may request a single set of proxy materials as described below, but in order to vote all of your shares, you and any other member of your household will need to follow the voting instructions provided on each proxy card or Notice of Internet Availability of Proxy Materials that you receive, whether it comes from Computershare or from a bank, broker or other institution.

➢	How can I request a single set of proxy materials for my household?

If you are receiving more than one set of proxy materials because there is more than one registered shareholder in your household, please contact Computershare Trust Company, N.A. by one of the methods shown under “Contacting Verizon” to request a single set. This request will become effective approximately 30 days after receipt and will remain in effect for future mailings unless you or another registered shareholder changes the instruction or provides Computershare with a new mailing address.

If you hold your shares through a broker, bank or other institution, you can contact that firm to request a single set of proxy materials from that firm.

➢	How do I submit a shareholder proposal for next year’s annual meeting?

A shareholder may submit a proposal for inclusion in the proxy statement for the 2013 Annual Meeting of Shareholders by sending it to the Assistant Corporate Secretary at Verizon Communications Inc., 140 West Street, 29th Floor, New York, New York 10007. We must receive the proposal no later than November 19, 2012. We are not required to include any proposal in our proxy statement that we receive after that date or that does not comply with the rules of the SEC.

➢	May shareholders nominate directors or submit other business for next year’s annual meeting?

Under our bylaws, a shareholder may nominate an individual to serve as a director or bring other business before the 2013 Annual Meeting of Shareholders. The bylaws require that the shareholder:

•	Notify us in writing on or after January 3, 2013 and no later than February 2, 2013;
•	Include his or her name, record address and Verizon share ownership;
•	Include specific information about the shareholder proponent, any beneficial owner, any nominee and their respective affiliates and associates, including disclosure of derivative and hedging positions in Verizon securities, any agreements or arrangements with other persons related to the proposed nomination or business, any material interest of such persons in such matter, any agreement with others regarding the acquisition, holding or voting of Verizon securities and information about those with whom such persons are acting in concert; and
•	Update this information as of the record date and after any subsequent change.

The notice must be sent to the Assistant Corporate Secretary at Verizon Communications Inc., 140 West Street, 29th Floor, New York, New York 10007. A shareholder may request a copy of the bylaw requirements by writing to the Assistant Corporate Secretary at that address.

Contacting Verizon

➢	How to contact Verizon

If you need more information about the annual meeting or would like copies of any of the materials posted on the Corporate Governance section of our website, please write to:

Assistant Corporate Secretary

Verizon Communications Inc.

140 West Street, 29th Floor

New York, New York 10007

➢	How to contact Verizon’s Transfer Agent

If you are a registered shareholder, please direct all questions concerning your proxy card or voting procedures to our transfer agent, Computershare Trust Company, N.A. You should also contact them if you have questions about your stock account, stock certificates, dividend checks or transferring ownership. Computershare can be reached:

By mail:	Computershare Trust Company, N.A. P.O. Box 43078 Providence, Rhode Island 02940-3078

By telephone:	1-800-631-2355

Online:	www.computershare.com/verizon

About Verizon’s Governance Practices

Commitment to Good Governance Practices

The Board of Directors is committed to maintaining high standards of corporate governance. To help ensure that it meets this commitment, the Board conducts an annual evaluation of its practices and processes. The Presiding Director oversees the evaluation and chairs the Board meeting and executive session where the Board reviews and discusses the results of this evaluation. Each Board Committee also conducts an evaluation of its practices and processes. The Corporate Governance and Policy Committee is responsible for ensuring that the membership, structure, policies and practices of the Board and its Committees facilitate the effective exercise of the Board’s role in the governance of Verizon. The Board has approved Corporate Governance Guidelines that provide a framework for the operation of the Board and address key governance practices. The Corporate Governance and Policy Committee monitors developments in corporate governance, considers the views of Verizon’s shareholders and periodically recommends that the Board make changes to its policies and practices or to the Guidelines.

A copy of the Guidelines is included in this proxy statement beginning at page A-1. We have also posted the Guidelines on the Corporate Governance section of our website at www.verizon.com/investor. All of Verizon’s corporate governance materials, including its certificate of incorporation, bylaws, Committee charters and policies, are also posted on the website. You can request copies of these materials from the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

Key Corporate Governance Provisions

Majority voting in Director elections.  Verizon’s bylaws provide for the election of Directors by a majority of the votes cast in uncontested elections. This provision can only be changed by a majority vote of the shareholders.

Shareholder right to call a special meeting of shareholders.  Verizon’s bylaws provide that, if the requirements set forth in the bylaws are met, the Board will call a special meeting of shareholders upon the request of a holder of at least 10% or holders of at least 25% of Verizon’s outstanding common stock.

Independence standards.  The Board has adopted standards for assessing the independence of our Directors, which are stricter than the standards required by the NYSE or the Nasdaq Stock Market, referred to as Nasdaq. All non-employee Directors are independent. You can find more information about the independence of the non-employee Directors under “Independence” on page 8.

Chairman; Presiding Director.  Each year, the Board elects one of its members to serve as Chairman. The Board reviews its governance structure and the qualifications of each Director and determines which Director is best qualified to chair the Board. The Board believes that Verizon and its shareholders are best served by having a Chairman who has a wide-ranging, in-depth knowledge of Verizon’s business operations and the competitive landscape and who can best identify the strategic issues to be considered by the Board. Based on his extensive experience and knowledge of Verizon’s competitive challenges and opportunities, the Board has determined that at this time the Chief Executive Officer is the Director best qualified to serve in the role of Chairman. At the same time, in order to maintain an appropriate level of independent checks and balances in its governance, the independent members of the Board have elected a Presiding Director who has the authority to review and approve the information provided to the Board and to provide independent leadership, including in the evaluation and compensation of the CEO. Dr. Sandra O. Moose is currently the Presiding Director. More specifically:

The Chairman:

•	Chairs all meetings of the Board, other than executive sessions;
•	Identifies strategic issues that should be considered for the Board agenda, subject to the approval of the Presiding Director; and
•	Consults with the Presiding Director in the development of the schedule, agenda and materials for all meetings of the Board.

The Presiding Director:

•	Chairs executive sessions, including the evaluation of the performance and compensation of the CEO;
•	Chairs any meeting of the Board if the Chairman is not present;
•	Approves the schedule, agenda and materials for all meetings of the Board, in consultation with the Chairman;
•	Acts as liaison with the Chairman, in consultation with the other independent Directors who continue to have direct and complete access to the Chairman at any time they deem necessary or appropriate; and
•	Presides over the Board’s annual self-evaluation.

The Presiding Director has the authority to call meetings of the Board, as well as executive sessions of the Board, and will do so at the request of any other Director. Any shareholder or interested party may communicate directly with the Presiding Director.

The agenda for each Board meeting and the schedule of meetings are available to all Directors in advance so that any Director can review and request changes. In addition, all Directors have unrestricted access to management at all times and communicate informally with management on a variety of topics.

The Board believes that shareholders are best served by the Board’s current leadership structure, because the Corporate Governance Guidelines and the Company’s policies and procedures provide for an empowered, independent Presiding Director and the full involvement of the independent members of the Board in the Board’s operations and its decision making.

Stock ownership.  The Guidelines provide that within three years of joining the Board, each Director shall acquire, and continue to hold during his or her tenure on the Board, Verizon stock with a value equivalent to three times the cash component of the annual Board retainer. Shares held by a Director in any deferral plan are included in determining the number of shares held.

Limits on board service.  The Guidelines provide that a Director who serves as an executive officer of a public company should not serve on the board of more than three public companies, including the board of the company that employs him or her. Other Directors should not serve on more than six public company boards. The Guidelines also limit Verizon executive officers to serving on no more than two public company boards.

Director retirement policy.  The Guidelines provide that a Director will retire from the Board the day before the Annual Meeting of Shareholders next following his or her 72nd birthday. In the event of a retirement pursuant to this policy, the size of the Board is reduced by one for each such retirement.

Shareholder approval of poison pill.  Verizon does not have a shareholder rights plan, commonly referred to as a “poison pill.” Under the Guidelines, if the Board decides to adopt a poison pill, it must be approved by shareholders within one year and then re-approved every three years.

Recapture of incentive payments.  The Human Resources Committee of the Board has adopted a policy that enables Verizon to recapture and cancel incentive payments received by an executive who has engaged in financial misconduct to ensure that executives do not benefit from engaging in such misconduct.

Policy on executive severance agreements.  Verizon will not enter into any new employment agreement or severance agreement with an executive officer that provides for severance benefits exceeding 2.99 times the sum of the executive’s base salary plus non-equity incentive plan payment, without seeking shareholder ratification of the agreement. This policy is described in more detail on page 42.

Business Conduct and Ethics

Verizon is committed to operating our business with the highest level of integrity, responsibility and accountability. We have adopted a strict Code of Conduct that applies to all employees, including the CEO, the Chief Financial Officer and the Controller. The Code of Conduct describes each employee’s responsibility to conduct business with the highest ethical standards and provides guidance in preventing, reporting and remediating potential compliance violations in key areas. Directors are expected to act in compliance with the spirit of the Code of Conduct, as well as comply with the specific ethical provisions of the Corporate Governance Guidelines. We have posted the Code of Conduct on the Corporate Governance section of our website at www.verizon.com/investor. You can also obtain a copy by writing to the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

The Board is strongly predisposed against waiving any of the business conduct and ethics provisions applicable to Directors or executive officers and has not done so. In the unlikely event of a waiver, we will promptly disclose the Board’s action on our website.

Related Person Transaction Policy

The Board has adopted the Related Person Transaction Policy that is included in the Guidelines. The Corporate Governance and Policy Committee reviews transactions involving Verizon and any of our Directors or executive officers or their immediate family members to determine if any of the individual participants has a material interest in the transaction. Based on the facts and circumstances of each case, the Committee may approve, disapprove, ratify or cancel the transaction or recommend another course of action. Any member of the Committee who is involved in a transaction under review cannot participate in the Committee’s decision about that transaction.

From time to time Verizon may have employees who are related to our executive officers or Directors. Francis J. Shammo, Executive Vice President and Chief Financial Officer, has a brother-in-law who is employed by one of the Company’s subsidiaries and earned approximately $339,000 in 2011. This amount of compensation was commensurate with that of other employees in similar positions.

Shareholder Communications with Directors

The Board of Directors believes that communication with shareholders and other interested parties is an important part of the governance process and has adopted the following procedure to facilitate this communication. Please direct any correspondence to the Board, any Committee of the Board, the Presiding Director, any Committee Chairperson or individual Director or the non-employee Directors as a group to:

Verizon Communications Inc.

Board of Directors (or Committee name, Presiding Director, Committee Chairperson, individual

Director or non-employee Directors as a group, as appropriate)

140 West Street, 29th Floor

New York, New York 10007

The independent Directors have approved a process for forwarding correspondence about Verizon to members of the Board.

About the Board of Directors and its Committees

Verizon’s Board of Directors has the independence, professional experience, expertise and commitment to effectively oversee management’s performance and act in the long-term best interests of shareholders.

Independence

Verizon’s Corporate Governance Guidelines require that a substantial majority of the members of the Board be independent Directors. The Guidelines establish standards for evaluating the independence of each Director. A Director is considered independent if the Board finds that the Director is independent under the NYSE’s and Nasdaq’s governance standards and the additional standards included in the Guidelines, which identify the types of relationships that, if material, would impair a Director’s independence. The standards set monetary thresholds at which the Board would consider the relationships to be material. To determine that a Director is independent, the Board must find that a Director does not have any relationship that is likely to impair his or her ability to act independently. The Board makes this determination by evaluating the facts and circumstances for each Director.

The Corporate Governance and Policy Committee conducts an annual review of the independence of members of the Board and its Committees and reports its findings to the full Board. Based on the recommendation of the Corporate Governance and Policy Committee, the Board has determined that the 10 incumbent non-employee Directors who are standing for election are independent: Richard L. Carrión, Melanie L. Healey, M. Frances Keeth, Robert W. Lane, Sandra O. Moose, Joseph Neubauer, Donald T. Nicolaisen, Clarence Otis, Jr., Hugh B. Price and Rodney E. Slater. The Board also determined that Thomas H. O’Brien and John R. Stafford, both of whom retired from the Board in May 2011, and John W. Snow, who is retiring from the Board in May 2012 and not standing for re-election, are independent.

In determining the independence of Mr. Carrión, Ms. Healey, Mr. Neubauer, Mr. Otis, Mr. Price, Mr. Slater and Dr. Snow, the Board considered payments for telecommunications services that the companies that employ them made to Verizon. In determining Mr. Neubauer’s independence, the Board also considered payments that Verizon made under a competitively bid contract for food and facility management services to the company that employs him. In applying the independence standards, the independent Directors have determined that these general business transactions and relationships were not material and do not impair the ability of those Directors to act independently.

Attendance at Meetings

In 2011, the Board of Directors met 13 times. Seven meetings were regularly scheduled and six were special meetings. No Director standing for election attended fewer than 75% percent of the total number of meetings of the Board and the Committees to which the Director was assigned. The average attendance was 97%.

Directors standing for re-election are expected to attend the annual meeting of shareholders. In 2011, all such Directors attended the annual meeting.

The independent Directors meet regularly in executive session without any members of management present. The independent Directors are required to meet in executive session at least twice a year to review and evaluate the performance of the Board and to evaluate the performance and approve the compensation of the CEO. In practice, the independent Directors typically meet in executive session at the end of each Board meeting.

Committees of the Board

The Board of Directors has established three standing Committees – the Audit Committee, the Corporate Governance and Policy Committee and the Human Resources Committee. Each Committee has a written charter that defines the specific responsibilities of that Committee. The Committee charters are available on the Corporate Governance section of our website at www.verizon.com/investor. You may also obtain a copy of a charter by sending a written request to the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

The Chairperson of each Committee approves the agenda and materials for each meeting. At least once a year, each Committee performs a self-assessment and reviews its processes and practices to ensure that the Committee has sufficient information, resources and time to fulfill its obligations and to determine whether any changes should be made to its processes, practices or charter. Each Committee has the authority to retain independent advisors to assist it in carrying out its responsibilities.

➢	Audit Committee

Members:	Donald T. Nicolaisen, Chairperson	Sandra O. Moose
	M. Frances Keeth	Clarence Otis, Jr.
Robert W. Lane

The Board has determined that each member of the Committee is an audit committee financial expert and meets the independence requirements of applicable laws, the NYSE, Nasdaq and the Guidelines. The Committee met 11 times during 2011. The report of the Audit Committee is included on page 13 of this proxy statement.

Summary of Key Responsibilities:

•	Review risk management and controls, including the processes of identifying and monitoring high-priority risks and developing effective mitigation strategies which management incorporates into its strategic decision-making, and report to the Board on these matters;
•	Oversee financial reporting and disclosure matters, including
¡	Annual audited and quarterly unaudited financial statements and related footnotes and disclosures; and
¡	Any significant events, transactions, changes in accounting estimates or changes in important accounting principles and any major issues as to adequacy of internal controls;
•	Oversee Verizon’s internal audit function;
•	Oversee Verizon’s processes for ethical, legal and regulatory compliance;
•	Review the performance and qualifications of the independent registered public accounting firm (including their independence);
•	Assess policies and procedures for executive officer expense accounts and perquisites, including the use of corporate assets; and
•	Assess procedures for the handling of complaints relating to accounting, internal accounting controls or auditing matters.

➢	Corporate Governance and Policy Committee

Members:	Sandra O. Moose, Chairperson	Hugh B. Price
	Richard L. Carrión	Rodney E. Slater
	Donald T. Nicolaisen	John W. Snow

The Board has determined that each member of the Committee meets the independence requirements of applicable laws, the NYSE, Nasdaq and the Guidelines. The Committee met eight times in 2011.

Summary of Key Responsibilities:

•	Evaluate the structure and practices of the Board and its Committees, including size, composition, independence and governance policies;
•	Recommend to the Board changes or additions to the Board’s policies or the Guidelines;
•	Evaluate the qualifications of candidates for election as Directors and present recommendations to the Board;
•	Review potential related person transactions; and
•	Review Verizon’s processes related to charitable contribution policies, selected social, environmental, regulatory and political matters, compliance with equal opportunity and diversity initiatives and safety issues.

➢	Human Resources Committee

Members:	Joseph Neubauer, Chairperson	Robert W. Lane
	Richard L. Carrión	Clarence Otis, Jr.
	M. Frances Keeth	John W. Snow

The Board has determined that each member of the Committee meets the independence requirements of applicable laws, the NYSE, Nasdaq and the Guidelines. The Committee met seven times in 2011. The report of the Human Resources Committee is included on page 29 of this proxy statement.

Summary of Key Responsibilities:

•	Oversee the development of Verizon’s compensation policies and practices for senior management;
•	Approve corporate goals relevant to the CEO’s compensation;
•	Evaluate the CEO’s performance in light of goals and recommend his compensation to the Board;
•	Consider Verizon’s policies and practices with respect to succession planning and oversee assignments to key leadership positions; and
•	Review and recommend to the Board the compensation and benefits for non-employee Directors.

Role and Function of the Independent Compensation Consultant

The Committee has the sole authority to retain and to terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Committee has retained Pearl Meyer & Partners as its consultant (the “Consultant”). The Consultant advises the Committee on all matters related to the compensation of the named executive officers and assists the Committee in interpreting the Consultant’s data as well as data received from the Company. The Consultant participates in all Committee meetings. The Committee holds an executive session with the Consultant each time it meets.

The Committee’s policy does not permit its Consultant to do any work for the Company while that firm is acting as the Committee’s consultant. In compliance with the terms of this policy, neither Pearl Meyer & Partners nor its affiliates have performed any work for the Company or any Company affiliate since the date it was retained by the Committee in 2006.

The Committee makes an independent determination on all matters related to the compensation of the named executive officers. In making its determination, the Committee may seek the CEO’s views on whether the existing compensation policies and practices continue to support the Company’s business objectives, appropriate performance goals, the Company’s performance and the contributions of the other named executive officers to that performance.

The Committee may also consult with the Executive Vice President and Chief Administrative Officer on matters related to the design, administration and operation of the Company’s compensation program and has delegated administrative responsibility for implementing its decisions on compensation and benefits matters to him. He reports to the Committee on the actions he has taken under this delegation.

Nomination of Candidates for Director

The Corporate Governance and Policy Committee considers and recommends candidates for Director. The Committee reviews all nominations submitted to Verizon, including individuals recommended by shareholders, Directors or members of management. To be eligible for consideration, any proposed candidate must:

•	Be ethical;
•	Have proven judgment and competence;
•	Have professional skills and experience in dealing with a large, complex organization or in dealing with complex problems that are complementary to the background and experience represented on the Board and that meet the needs of Verizon;
•	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and
•	Be willing and able to devote sufficient time to fulfill his or her responsibilities to Verizon and its shareholders.

In evaluating candidates, the Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each candidate, the Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

The Committee specifically reviews the qualifications of each candidate for election or re-election, including for incumbent Directors, his or her understanding of Verizon’s businesses and the environment within which Verizon operates, attendance and participation at meetings, and independence, including any relationships with Verizon. Prior to nomination, each candidate for election must consent to stand for election, and each incumbent Director standing for re-election must provide an irrevocable, conditional resignation to the Committee. If the Director standing for re-election does not receive a majority of the votes cast for his or her election at the annual meeting, the independent members of the Board will determine whether to accept the resignation and will disclose their decision within 90 days of the certification of the election results.

After the Committee has completed its evaluation of all candidates, it presents its recommendation to the Board for consideration and approval. The Committee also discusses with the Board any candidates who were submitted to and considered by the Committee but not recommended for election or re-election as Directors.

We will report any material change to this procedure in a quarterly or annual filing with the SEC. In addition, we will make any changes to this procedure available promptly by posting that information on the Corporate Governance section of our website at www.verizon.com/investor.

Based on the process described above, the Committee recommended and the Board determined to nominate each of the incumbent Directors named below under “Election of Directors” for election at the 2012 Annual Meeting of Shareholders. The Committee and Board concluded that each of the incumbent Directors should be nominated for re-election based on the experience, qualifications, attributes and skills identified in the biographical information contained under “Election of Directors.” The Committee and the Board assessed these factors in light of Verizon’s businesses, which provide a broad array of wireless and wireline telecommunications products and services to individuals, businesses, governments and wholesale customers in the United States and around the world.

Risk Oversight

The Board oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.

Each of the Board’s Committees also oversees the management of Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

Verizon has a robust enterprise risk management program. The Audit Committee oversees the operation of the Company’s enterprise risk management program, including the identification of the primary risks to the Company’s business and interim updates of those risks, and periodically monitors and evaluates the primary risks associated with particular business units and functions. The Company’s Senior Vice President – Internal Auditing, who functionally reports directly to the Audit Committee, assists the Company in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. In connection with its risk management role, at each of its meetings the Audit Committee meets privately with representatives from the Company’s independent registered public accounting firm, the Company’s Senior Vice President – Internal Auditing and the Company’s Executive Vice President and General Counsel. The Audit Committee provides reports to the Board that include these activities.

As part of its oversight of the Company’s executive compensation program, the Human Resources Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

As part of its oversight of the Company’s governance processes and policies, the Corporate Governance and Policy Committee considers the impact of selected social, environmental, regulatory and political matters and safety issues on the Company’s risk profile.

Succession Planning and Management Development

Verizon’s Board of Directors recognizes that one of its most important duties is to ensure continuity in the Company’s senior leadership by overseeing the development of executive talent and planning for the effective succession of the Company’s chief executive officer. In accordance with Verizon’s Corporate Governance Guidelines, the Board addresses CEO succession and management development on an ongoing basis throughout the year. The Board has delegated primary oversight responsibility for succession planning to the Human Resources Committee, which oversees assignments to key leadership positions. The Committee reports on its activities to the full Board, which addresses succession planning during executive sessions that typically occur in connection with each regularly scheduled meeting. During 2011, this process culminated in the successful succession of Lowell C. McAdam to the position of Chairman and CEO in connection with Mr. Seidenberg’s retirement.

In order to ensure that the succession planning and management development process supports and enhances Verizon’s strategic objectives, the Board and the Committee regularly consult with the CEO on the Company’s organizational needs, its competitive challenges, the potential of key managers and planning for future developments and emergency situations. As part of this process, the Board and Committee also routinely seek input from the Executive Vice President and Chief Administrative Officer and advice from the Committee’s independent compensation consultant on related compensation issues.

The Board usually conducts its annual in-depth review of management development and succession planning for senior leader positions in conjunction with its annual strategic planning session with management. Led by the CEO and Executive Vice President and Chief Administrative Officer, this review addresses the Company’s management development initiatives, assesses senior management resources and identifies individuals who are considered potential future senior executives of the Company. High potential executives are regularly challenged with additional responsibilities, new positions, promotions or similar assignments to expose them to diverse operations within the Company, with the goal of developing well-rounded and experienced senior leaders. Identified individuals are also often positioned to interact more frequently with the Board so that the Directors may get to know these executives.

Report of the Audit Committee

In the performance of our oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm Verizon’s audited financial statements for the year ended December 31, 2011 and the effectiveness of Verizon’s internal controls over financial reporting as of December 31, 2011.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Securities and Exchange Commission, the New York Stock Exchange, the Nasdaq Stock Market and Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Committee has received the written disclosures and the letter from the independent registered public accounting firm consistent with applicable Public Company Accounting Oversight Board requirements for independent registered public accounting firm communications with audit committees concerning independence and has discussed with the independent registered public accounting firm its independence.

The Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Verizon’s internal controls and the overall quality of Verizon’s financial reporting.

Based on the reviews and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in Verizon’s Annual Report on Form 10-K for the year ended December 31, 2011.

Following a review of the independent registered public accounting firm’s performance and qualifications, including consideration of management’s recommendation, the Committee approved the reappointment of the independent registered public accounting firm for the fiscal year 2012.

Respectfully submitted,

Audit Committee

Donald T. Nicolaisen, Chairperson

M. Frances Keeth

Robert W. Lane

Sandra O. Moose

Clarence Otis, Jr.

Dated: March 2, 2012

Election of Directors

(Item 1 on Proxy Card)

All of the members of the Board of Directors are elected annually. The Board currently consists of 12 members, one of whom will retire the day before the 2012 Annual Meeting of Shareholders. In the future the Board may increase or decrease the size of the Board.

The Board has nominated the 11 candidates listed below for election as Directors. Information about each candidate as of March 2, 2012 is set forth below. All of these candidates currently serve as Directors of Verizon. Each candidate has consented to stand for election, and we do not anticipate that any candidate will be unavailable to serve. However, if any candidate should become unavailable before the election, the proxy committee will vote the shares it represents for a substitute named by the Board.

Verizon’s bylaws require Directors to be elected by a majority of the votes cast. Each candidate has submitted an irrevocable, conditional letter of resignation that will be considered by the Board if that candidate fails to receive a majority of the votes cast.

The Board of Directors recommends that you vote FOR each of the following candidates:

RICHARD L. CARRIÓN

Mr. Carrión, 59, has served for over 17 years as Chairman, President and Chief Executive Officer of both Popular, Inc., a diversified bank holding company, and Banco Popular de Puerto Rico, Popular’s principal bank subsidiary. Popular, Inc. is the largest financial institution based in Puerto Rico, with consolidated assets of $36.8 billion, total deposits of $27.3 billion and 8,399 employees as of December 31, 2011. In addition to his experience guiding these companies, Mr. Carrión has been a class A director of the Federal Reserve Bank of New York since 2008. In that role, he contributes to the formulation of monetary policy, oversight of the bank’s operational risk management and the review and appointment of senior management of the bank.

As a result of his tenure as Chairman, President and Chief Executive Officer of Popular, Inc. and Banco Popular de Puerto Rico, Mr. Carrión brings to the Board a strong operational and strategic background and extensive business, leadership and management experience. In addition, Mr. Carrión’s knowledge of business and consumer services gives him insights into providing services to retail and business customers, activities that make up a significant portion of Verizon’s business. Mr. Carrión’s experience at the Federal Reserve Bank of New York also enables him to advise the Board and senior management on risk management, which is an important area for a large, complex organization like Verizon.

Mr. Carrión has served as a director of Verizon since 1997 and was a director of NYNEX Corporation from 1995 to 1997. He is a member of the Corporate Governance and Policy Committee and the Human Resources Committee. In the past five years, Mr. Carrión has also served as a director of Telecomunicaciones de Puerto Rico, Inc.

MELANIE L. HEALEY

Ms. Healey, 50, is Group President—North America and Global Hyper, Super, Mass Channel of The Procter & Gamble Company, a provider of branded consumer packaged goods to customers in over 180 countries around the world. In this role, Ms. Healey is responsible for the overall North America business, which in fiscal 2011 had net sales of $33 billion. Since joining Procter & Gamble in 1990, Ms. Healey has held positions of increasing responsibility, including Group President, Global Feminine and Health Care and President, Global Feminine Care & Adult Care.

Ms. Healey brings to the Board, among other skills and qualifications, an extensive background in consumer goods, marketing and international operations. Her experience in marketing, including more than 15 years outside the United States, uniquely positions Ms. Healey to advise the Board and senior management on critical issues facing Verizon, including corporate strategy with respect to brand management, the consumer experience and global growth. In addition, Ms. Healey’s leadership experience at a complex international organization with a large, diverse workforce gives her a thorough understanding of the operational challenges facing Verizon.

Ms. Healey has served as a director of Verizon since December 2011.

M. FRANCES KEETH

Ms. Keeth, 65, was Executive Vice President, Chemicals of Royal Dutch Shell plc, an energy company, from 2005 to 2006. In this role, Ms. Keeth was accountable for Shell’s global chemicals businesses, which produced $36.3 billion in third party revenue in 2006 and operated in 35 countries. During her 37-year career, Ms. Keeth held multiple positions of increasing responsibility at Shell in the finance and tax departments, including serving as Executive Vice President, Finance and Business Systems, Executive Vice President, Customer Fulfillment and Product Business Units and President and Chief Executive Officer of Shell Chemical LP, a U.S. operating company. In addition, from 1996 to 1997, Ms. Keeth was controller and principal accounting officer of Mobil Corporation.

Ms. Keeth’s extensive senior leadership experience at Shell, a complex global business organization, positions her well to advise the Board and senior management on a wide range of strategic and financial matters. Ms. Keeth brings to the Board, among other skills and qualifications, valuable business, leadership and operations management experience in a global, capital-intensive business. As a result of this experience, she is able to provide insights into many aspects of our business, including business systems, public accounting and finance. Ms. Keeth also has extensive expertise in international operations and strategic partnerships, which assists the Company in implementing our growth strategies.

Ms. Keeth has served as a director of Verizon since 2006 and is a member of the Audit Committee and the Human Resources Committee. She is also a director of Arrow Electronics, Inc. (since 2004) and Peabody Energy Corporation (since 2009).

ROBERT W. LANE

Mr. Lane, 62, served as Chairman and Chief Executive Officer of Deere & Company from 2000 to 2009. Deere & Company is an equipment manufacturer that in 2009 had net sales and revenues of $23.1 billion and approximately 51,300 employees as of October 31, 2009. During his 28 years at Deere, Mr. Lane held positions of increasing responsibility across a wide variety of domestic and foreign units. These positions included serving as President and Chief Operating Officer of the company, President of the Worldwide Agricultural Equipment Division, Chief Financial Officer of the company and President and Chief Operating Officer of Deere Credit, Inc.

Mr. Lane’s tenure as Chairman and Chief Executive Officer of Deere & Company and as a senior executive in several of its business units provides him with valuable business, leadership and management experience, including experience leading a large, complex organization with global operations. This background gives him a global perspective that positions him well to advise the Board and senior management on implementing the Company’s growth strategies. Mr. Lane also brings to the Board a strong background in manufacturing, marketing, operations and finance.

Mr. Lane has served as a director of Verizon since 2004 and is a member of the Audit Committee and the Human Resources Committee. He is also a director of General Electric Company (since 2005) and Northern Trust Corporation (since 2009) and a member of the supervisory board of BMW AG (since 2009). In the past five years, Mr. Lane has served on the board of Deere & Company as its Chairman.

LOWELL C. MCADAM

Mr. McAdam, 57, is Chairman and Chief Executive Officer of Verizon Communications Inc. Mr. McAdam became Chief Executive Officer on August 1, 2011 and Chairman on January 1, 2012. From October 2010 until becoming Chief Executive Officer, Mr. McAdam served as President and Chief Operating Officer and had responsibility for the operations of the Company’s network-based businesses—Verizon Wireless and Verizon Telecom and Business—as well as Verizon’s shared services operations. Prior to assuming this role, Mr. McAdam held key executive positions at Verizon Wireless from its inception in 2000 and was instrumental in building Verizon Wireless into an industry-leading wireless provider. He was President and Chief Executive Officer of Verizon Wireless from 2007 until October 2010, and before that served as the company’s Executive Vice President and Chief Operating Officer. Before the formation of Verizon Wireless, Mr. McAdam held executive positions with PrimeCo Personal Communications, a joint venture owned by Bell Atlantic and Vodafone AirTouch, AirTouch Communications and Pacific Bell.

Mr. McAdam brings to the Board a unique understanding of our strategies and operations through his extensive experience in the telecommunications industry and his pivotal role in the development of Verizon Wireless. Mr. McAdam serves a key leadership role on the Board, providing the Board with an in-depth knowledge of the Company’s business, industry, challenges and opportunities. His extensive leadership experience enables Mr. McAdam to play a key role in all matters involving our Board and positions him well to act not only as the Board’s Chairman, but also as the principal intermediary between management and the independent members of our Board.

Mr. McAdam has served as a Director of Verizon since March 2011. Mr. McAdam has been a member of the Board of Representatives of Verizon Wireless since 2003 and has served as its Chairman since September 2010.

SANDRA O. MOOSE

Dr. Moose, 70, is President of Strategic Advisory Services LLC, a consulting firm. She was Senior Vice President and Director of The Boston Consulting Group, Inc. (BCG) until 2004. At BCG, Dr. Moose provided strategic planning, operational effectiveness and related consulting services to global clients in a variety of industries, including consumer and industrial goods, financial services and telecommunications, over a 35-year career. Dr. Moose was a principal founder of BCG’s Financial Services practice and a key contributor in the development of the firm’s early management concepts. She led BCG’s New York office from 1988 to 1998 and was Chair of the East Coast region, which accounted for approximately 20% of BCG’s overall revenues, from 1994 to 1999.

Dr. Moose’s experience at BCG as a strategic advisor to diverse clients enables her to advise the Board and senior management on key issues of corporate strategy, including with respect to global growth strategies, consumer goods and telecommunications issues. In addition to her strategic planning expertise, Dr. Moose has been the chair or presiding director of several public companies and several charitable organizations, which has given her extensive expertise in corporate governance. Dr. Moose also brings to the Board substantial financial expertise and insights into the views of institutional investors, which are important to Verizon as a public company.

Dr. Moose has served as a director of Verizon since 2000 and was a director of GTE Corporation from 1978 to 2000. She is Presiding Director, Chairperson of the Corporate Governance and Policy Committee and a member of the Audit Committee. Dr. Moose is also Chairperson of the Board of Trustees of Natixis Advisor Funds (where she has served as a trustee of the funds and their predecessors since 1982) and Loomis Sayles Funds (where she has served as a trustee since 2003) and a director of The AES Corporation (since 2004). In the past five years, Dr. Moose has served on the board of Rohm and Haas Company as its lead director.

JOSEPH NEUBAUER

Mr. Neubauer, 70, is Chairman and Chief Executive Officer of ARAMARK Holdings Corporation and its subsidiary, ARAMARK Corporation, a professional services company, and has served in those roles with ARAMARK and its predecessors for more than 25 years. ARAMARK’s approximately 250,000 employees provide food, hospitality, facility and uniform services in 22 countries and generated $13.1 billion in revenue during its 2011 fiscal year. Mr. Neubauer joined ARAMARK’s predecessor, ARA Services, in 1979 as Executive Vice President of Finance and Development, Chief Financial Officer and a Director. He was elected President in 1981, Chief Executive Officer in 1983 and Chairman in 1984.

During his long tenure as Chairman and Chief Executive Officer of ARAMARK, Mr. Neubauer has gained business and management experience leading a large, complex organization with international operations and a large, diverse workforce. This experience gives him a thorough understanding of many important issues facing Verizon. Mr. Neubauer brings to the Board, along with other skills and qualifications, extensive expertise in corporate finance, strategy and development. His strong background in hospitality and professional services, as well as his in-depth knowledge of consumer services, give Mr. Neubauer insights on reaching retail and business customers, which is critical to Verizon’s success.

Mr. Neubauer has served as a director of Verizon since 1995 and is Chairperson of the Human Resources Committee. He is also a director of Macy’s, Inc. (since 1992). In the past five years, Mr. Neubauer has served as a director of Wachovia Corporation.

DONALD T. NICOLAISEN

Mr. Nicolaisen, 67, was Chief Accountant of the U.S. Securities and Exchange Commission from 2003 to 2005. In that role, Mr. Nicolaisen was responsible for establishing and enforcing accounting and auditing policy applicable to all U.S. reporting companies and for improving the professional performance of public company auditors. Prior to joining the SEC, he was a Partner in PricewaterhouseCoopers and its predecessors, which he joined in 1967. At PricewaterhouseCoopers, Mr. Nicolaisen served on the firm’s global and international boards, led the firm’s national office for accounting and SEC services from 1988 to 1994, led the firm’s financial services practice, and was responsible for auditing and providing risk management advice to large, complex multinational firms.

Mr. Nicolaisen brings to the board a range of experience in leadership positions in both the public and private sector. His extensive experience as Chief Accountant at the SEC, an outside strategic advisor to multinational companies and a senior leader of one of the world’s largest accounting firms enables him to advise the Board and senior management on accounting matters, government relations and public policy. Mr. Nicolaisen’s unique financial and accounting background also provides financial expertise to the Board, including an in-depth understanding of risk management, corporate finance and accounting, as well as the numerous issues facing a public reporting company.

Mr. Nicolaisen has served as a director of Verizon since 2005 and is Chairperson of the Audit Committee and a member of the Corporate Governance and Policy Committee. He is also a director of MGIC Investment Corporation (since 2006), Morgan Stanley (since 2006) and Zurich Financial Services (since 2006).

CLARENCE OTIS, JR.

Mr. Otis, 55, has been Chairman of Darden Restaurants, Inc., a restaurant holding company, since 2005 and Chief Executive Officer since 2004. Darden Restaurants is the largest company-owned and operated full-service restaurant company in the world. As of May 29, 2011, the company’s 178,500 employees operated 1,894 restaurants in the United States and Canada and generated fiscal 2011 sales of $7.5 billion. Mr. Otis joined Darden in 1995 as Vice President and Treasurer and held positions of increasing responsibility, including serving as Chief Financial Officer from 1999 until 2002, Executive Vice President from 2002 to 2004, and President of Smokey Bones Barbeque & Grill, a restaurant concept formerly owned and operated by Darden Restaurants, from 2002 to 2004. In addition, Mr. Otis has served as a class B director of the Federal Reserve Bank of Atlanta since 2010. In that role, he contributes to the formulation of monetary policy, oversight of the bank’s operational risk management and the review and appointment of senior management of the bank.

Mr. Otis brings to the Board, among other skills and qualifications, a strong background in consumer services, retail operations and finance, which are critical areas for Verizon. He has extensive business, leadership and management experience. Mr. Otis leads a complex organization with a large, diverse workforce, which gives him a thorough understanding of many of the operational challenges Verizon faces. In addition, as a result of his experience at the Federal Reserve Bank of Atlanta, Mr. Otis is positioned well to advise the Board and senior management on risk management, which is an important area for a large, complex organization like Verizon.

Mr. Otis has served as a director of Verizon since 2006 and is a member of the Audit Committee and the Human Resources Committee. He has been a director of Darden Restaurants since 2004 and Chairman since 2005. He is also a director of VF Corporation (since 2004).

HUGH B. PRICE

Mr. Price, 70, is a Visiting Professor and Lecturer at the Woodrow Wilson School of Public and International Affairs at Princeton University and Non-Resident Senior Fellow at The Brookings Institution, an independent research and policy institute. Mr. Price was President and Chief Executive Officer of the National Urban League from 1994 until 2003. During that time, Mr. Price restructured its board of directors, developed a new mission for the League and established its research and policy center. Following his work at the National Urban League, Mr. Price was Senior Advisor of DLA Piper Rudnick Gray Cary US LLP from 2003 to 2005 and a Non-Resident Senior Fellow of the Economic Studies Program at The Brookings Institution from 2006 to 2008. He accepted his current position at Princeton University in 2008. Prior to joining the National Urban League, Mr. Price held a variety of positions in journalism, law and public interest organizations, including serving on the Editorial Board of The New York Times.

Mr. Price brings to the Board, among other skills and qualifications, a wide range of experience in leadership positions in both the private and non-profit sectors. As a result of his experience at the National Urban League and The Brookings Institution, Mr. Price is able to advise the Board and senior management on economic, government and public interest issues. His extensive management and leadership experience enables him to provide insights on corporate governance matters. He also has expertise in strategic planning, operations management and business services, which are critical issues for Verizon.

Mr. Price has served as a director of Verizon since 1997 and was a Director of NYNEX Corporation from 1995 to 1997. He is a member of the Corporate Governance and Policy Committee. Mr. Price is also a director of MetLife, Inc. (since 1999) and Metropolitan Life Insurance Company (since 1994).

RODNEY E. SLATER

Mr. Slater, 57, was the U.S. Secretary of Transportation from February 1997 to January 2001. In that position, Mr. Slater was responsible for overseeing national transportation policy, encouraging intermodal transportation, negotiating international transportation agreements and assuring the fitness of U.S. airlines. Prior to his appointment as Secretary of Transportation, from 1993 to 1997, Mr. Slater was the Administrator of the Federal Highway Administration, which provides financial and technical support for constructing, improving and preserving the U.S. highway system. He has been a Partner with Patton Boggs LLP, a law firm, since 2001, focusing his practice in the areas of transportation and infrastructure and public policy.

Mr. Slater’s experience as the U.S. Secretary of Transportation and as the Administrator of the Federal Highway Administration positions him well to provide oversight to our Company, which operates in a highly regulated industry, and to advise the Board and senior management on logistics, strategic partnerships, government relations and public policy. Each of these areas is an important focus for Verizon and has a fundamental impact on the way the Company operates. Mr. Slater also brings to the Board his experience guiding clients in developing infrastructure, as well as insights on the role of law in our business.

Mr. Slater has served as a director of Verizon since 2010 and is a member of the Corporate Governance and Policy Committee. He is also a director of Kansas City Southern (since 2001), Transurban Group (since 2009) and Atkins plc (since 2011). In the past five years, Mr. Slater has served as a director of Delta Air Lines, Inc., ICx Technologies, Inc. and Northwest Airlines Corporation.

Ratification of Appointment of

Independent Registered Public Accounting Firm

(Item 2 on Proxy Card)

The Audit Committee of the Board considered the performance and qualifications of Ernst & Young LLP, and has reappointed the independent registered public accounting firm to examine the financial statements of Verizon for the fiscal year 2012 and to examine the effectiveness of internal control over financial reporting.

Verizon paid the following fees to Ernst & Young for services rendered during fiscal years 2011 and 2010:

	2011	2010
Audit fees:	$22.7 million	$23.4 million
Audit-related fees:	$4.8 million	$5.0 million
Tax fees:	$4.0 million	$5.0 million
All other fees:	$0.8 million	$0.4 million

Audit fees include the financial statement audit, the audit of the effectiveness of the Company’s internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, as well as financial statement audits required by statute for our foreign subsidiaries or by regulatory agencies in the United States. Audit-related fees primarily include audits of other subsidiaries, employee benefit plan audits, reviews of controls over services provided to customers, as well as other audit and due diligence procedures performed in connection with acquisitions or dispositions. Tax fees primarily consist of federal, state, local and international tax planning and compliance. All other fees primarily consist of support services to certain Verizon expatriate employees and other advisory services. The Committee considered, in consultation with management and the independent registered public accounting firm, whether the provision of these services is compatible with maintaining the independence of Ernst & Young.

The Committee has established policies and procedures regarding pre-approval of services provided by the independent registered public accounting firm. At the beginning of the fiscal year, the Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and the related fees.

The affirmative vote of a majority of the shares cast at the annual meeting is required to ratify the reappointment of Ernst & Young for the 2012 fiscal year. If this appointment is not ratified by the shareholders, the Committee will reconsider its decision.

One or more representatives of Ernst & Young will be at the 2012 Annual Meeting of Shareholders. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR ratification.

Advisory Vote to Approve Executive Compensation

(Item 3 on Proxy Card)

Verizon’s Board of Directors is committed to excellence in governance. As part of that commitment, the Board provided Verizon’s shareholders with the opportunity to cast an annual advisory vote related to executive compensation beginning with our 2009 Annual Meeting of Shareholders.

Beginning in 2011, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 mandates that we provide our shareholders with a non-binding advisory vote, referred to as a “say-on-pay vote,” to approve the compensation of our named executive officers as disclosed in the proxy statement at least once every three years. Our Board has determined to continue providing shareholders with a say-on-pay vote every year.

The Human Resources Committee of the Board has overseen the development of a compensation program that focuses on promoting a performance- and values-based culture which links the interests of management and shareholders. The compensation program is described more fully in the “Executive Compensation” section of this proxy statement, including the “Compensation Discussion and Analysis” and the related tables and narrative.

As described in those sections, we believe that the compensation of our named executive officers:

•	Balances short-term and longer-term compensation opportunities to provide incentives to meet short-term business objectives while continuing to produce value for Verizon’s shareholders over the long term;

•	Is closely aligned with Verizon’s strong performance over the last one and three years, which resulted in a total shareholder return of 18.2% and 51.1%, respectively over those periods; and

•	Is structured to reflect best practices in governance and executive compensation, including:

o	No executive employment agreements;

o	No cash severance benefits for the CEO;

o	No guaranteed pension and supplemental retirement benefits;

o	No executive perquisite allowances;

o	No tax gross-up payments;

o	No single-trigger change in control equity payments;

o	A policy that enables the Company to recapture and cancel incentive compensation received by an executive who has engaged in financial misconduct;

o	A policy prohibiting the Committee’s independent compensation consultant from doing any other work for the Company; and

o	Requirements that Board members and executive officers maintain certain stock ownership levels (described on pages 6 and 42, respectively).

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.”

While the resolution is non-binding, the Board values the opinions that shareholders express in their votes and in any additional dialogue. The Board and the Committee will consider the outcome of the vote and those opinions when making future compensation decisions.

The Board of Directors recommends that you vote FOR this proposal.

Shareholder Proposals

(Items 4–9 on Proxy Card)

We have been advised that the shareholders submitting the proposals or their representatives intend to present the following proposals at the annual meeting. The Board of Directors has concluded that it cannot support these proposals for the reasons stated.

Item 4 on Proxy Card:

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owner of 424 shares of the Company’s common stock, proposes the following:

RESOLVED:    “That the stockholders of Verizon assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted.”

REASONS:    “Full disclosure on these matters is essential at Verizon because of its many dealings with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies.”

“Last year the owners of 172,949,313 shares, representing approximately 11.6% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

BOARD OF DIRECTORS’ POSITION

Verizon recruits and engages employees and outside professionals on the basis of their qualifications, expertise and integrity. When Verizon hires a former government employee, both Verizon and the employee are subject to federal, state and local laws that regulate the activities of former government officials. In addition, Verizon’s Code of Conduct requires employees to avoid relationships and activities that might impair, or even appear to impair, the employee’s ability to act in the best interests of Verizon.

SEC rules already require that Verizon publicly disclose the business experience during the past five years of all directors and executive officers, including any government positions held during this period. In addition, the federal Lobbying Disclosure Act requires anyone registered to lobby on behalf of Verizon to disclose any senior federal government positions they held during the preceding 20 years. However, this proposal unnecessarily and very significantly broadens the information-gathering task to any outside consultant or legal counsel, all of whom are subject to federal, state and local laws that regulate the activities of former government officials. Gathering this information with respect to all of the additional people covered by the proposal would require substantial financial and other resources. Given the disclosures Verizon already makes and the restrictions imposed by applicable laws and Verizon’s corporate policies, the Board does not believe that the proposed report would provide any meaningful additional information to Verizon’s shareholders.

The Board of Directors recommends that you vote AGAINST this proposal.

Item 5 on Proxy Card:

AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, owner of 20,260 shares of the Company’s common stock, and the CWA General Fund, 501 Third Street, N.W., Washington, D. C. 20001, owner of 182 shares of the Company’s common stock, as co-sponsors, propose the following:

Whereas, corporate lobbying exposes our company to risks that could affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of Verizon Communications Inc. (“Verizon”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing the lobbying of legislators and regulators, including that done on our company’s behalf by trade associations. The disclosure should include both direct and indirect lobbying and grassroots lobbying communications.

2.	A listing of payments (both direct and indirect, including payments to trade associations) used for direct lobbying as well as grassroots lobbying communications, including the amount of the payment and the recipient.

3.	Membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by the management and Board for

a.	direct and indirect lobbying contribution or expenditure; and

b.	payment for grassroots lobbying expenditure.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation, (b) reflects a view on the legislation and (c) encourages the recipient of the communication to take action with respect to the legislation.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee of the Board or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We believe such disclosure is in shareholders’ best interests. Absent a system of accountability, company assets could be used for policy objectives contrary to Verizon’s long-term interests.

Verizon spent approximately $29.87 million in 2009 and 2010 on direct federal lobbying activities, according to disclosure reports (U.S. Senate Office of Public Records). In 2010, according to required disclosure reports in nine states, Verizon also spent at least $4,065,249 in lobbying expenditures. These figures may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition and do not include lobbying expenditures to influence legislation or regulation in states that do not require disclosure.

We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.

BOARD OF DIRECTORS’ POSITION

Verizon engages in advocacy at the federal and state levels in order to promote the interests of the Company and its shareholders. The Company’s lobbying activities are already subject to an extensive framework of laws, public disclosure, and internal oversight. The additional disclosures required by the proposal would provide little or no value to shareholders while imposing significant administrative burdens on the Company.

Verizon already complies fully with all laws governing its lobbying activities, which require it to make extensive public disclosures about those activities. At the federal level, Verizon files public quarterly reports disclosing its lobbying expenditures and detailing its lobbying activities, the entities it lobbied, and the subject matters upon which it lobbied. Any lobbying firms hired by Verizon file similar reports. In addition, Verizon files public semiannual reports disclosing certain political contributions and honorary payments made by the Company or its federal political action committee. Each of Verizon’s in-house and external lobbyists file similar reports disclosing personal contributions and payments. Finally, Verizon belongs to a number of trade associations which are registered under the Lobbying Disclosure Act, and which file their own lobbying reports. These reports disclose the trade association’s own lobbying activities, and to the extent the trade associations have members who contribute more than $5,000 per quarter to the association and who actively participate in the planning, supervision, or control of the association’s lobbying activities, those members are identified on the association’s lobbying reports. Verizon also files extensive lobbying disclosure reports as required by state law.

Verizon’s lobbying activities are also subject to robust internal controls, including oversight by the Corporate Governance and Policy Committee of the Board of Directors. The Code of Conduct requires that all lobbying activities on behalf of the Company be authorized by the Public Affairs, Policy & Communications or Legal Departments. In addition, corporate policy and training materials provide guidance to employees regarding legal requirements in connection with lobbying activities.

The Board of Directors recommends that you vote AGAINST this proposal.

Item 6 on Proxy Card:

The Association of BellTel Retirees Inc., 181 Main Street, Cold Spring Harbor, New York 11724, owner of 214 shares of the Company’s common stock, proposes the following:

RESOLVED, the stockholders of Verizon hereby urge the Board to adopt a policy whereby future grants of long-term incentive awards to senior executive officers in the form of Performance Share Units (PSUs) will vest and become payable only if Total Shareholder Return (TSR) equals or exceeds the median performance of the Related Dow Peers, or whatever peer index the Board deems appropriate.

SUPPORTING STATEMENT

While we commend the Board for tying the majority of long-term compensation to the relative performance of Verizon’s stock, we believe the performance bar is set too low. Large Performance Stock Unit (PSU) payouts for performance as low as the bottom 26th percentile do not adequately align pay with performance, in our view.

PSUs should not vest or pay out, we believe, unless Verizon’s shareholder return (TSR) is at least equal to or above the median relative to the company peer index selected by the Board.

Each year the Company’s named executive officers receive long-term equity awards with a potential payout between eight and ten times base salary. These equity performance grants are divided between PSUs (60%) and Restricted Stock Units (40%). Chairman and former CEO Ivan Seidenberg is an exception, as 100% of his long-term grants are PSUs.

The problem is that PSUs pay out at 50% of Target for relative TSR as low as the bottom 26th percentile (that is, if Verizon performs as low as 25th among the 34 Related Dow Peers, the peer index selected by the Board). Last year ISS Proxy Advisory Services recommended a vote FOR this resolution, stating that “the design of the [PSU] program will provide a significant 50% payment for performance that approximates the 25th percentile.”

For example, Mr. Seidenberg’s Target Award for the 2010-2012 PSU grant is $11.1 million. Although this grant vested at Target upon his retirement, had he remained CEO he would have received 50% of Target ($5.5 million) even if Verizon’s TSR was outperformed by 74% of the Related Dow Peers – nearly bottom quartile performance. At the high end, Seidenberg could have received 200% of Target ($22.2 million) if Verizon ranked among the top four (above 90th percentile).

Verizon’s low performance bar for a 50% payout seems particularly unjustified because senior executives (except Seidenberg) receive 40% of their long-term “performance pay” in restricted stock. RSUs vest after three years regardless of performance. Although the Board justifies RSUs as a “retention incentive,” RSUs pay out even if the executive retires or is terminated without cause, or terminates without cause or for “good reason” within 12 months after a change in control.

In the 2011 Proxy, the Board argued that this proposal “appears to suggest an all-or-nothing approach …with no vesting below median performance, and 100% or more vesting at or above median performance.” In fact, proponents presume the Board will continue to scale the PSU award in proportion to relative performance. We simply propose that the bottom rung of that ladder be performance no worse than median.

Please vote FOR this proposal.

BOARD OF DIRECTORS’ POSITION

The Human Resources Committee of the Board of Directors believes that the compensation opportunities provided to Verizon’s senior executives should be competitive with Verizon’s peer companies and reward executives for achieving short-term business goals and creating sustainable shareholder value. Verizon’s executive compensation program focuses extensively on variable, performance-based compensation. Incentive-based pay represents approximately 90% of a Verizon senior executive’s total compensation opportunity each year, with about 70% tied to Verizon’s equity performance over a three-year period and the remaining 20% tied to the achievement of challenging annual performance metrics.

The performance goals established for the performance stock units (PSUs), which constituted 60% of the senior executives’ 2011 long-term incentive compensation, are designed so that, when combined with an executive’s base salary and target short-term incentive payment, above-median stock performance relative to our peer companies is required in order to achieve median pay. The Committee has conducted rigorous design testing intended to ensure that the threshold and maximum opportunities available under the PSUs are appropriately correlated with resulting total compensation to align pay and performance. By focusing on a single component of Verizon’s executive compensation program – the performance goals established for the PSUs – without considering the long-term incentive award’s role in the total compensation opportunity provided by the program, the proposal would, in the Committee’s opinion, have the effect of severing the link between pay and performance and delivering compensation that is not competitive with Verizon’s peer companies.

The Human Resources Committee also believes that the proposal, which would require the Committee to use relative total shareholder return as the sole performance measure for all future awards of PSUs, is overly prescriptive and would unduly restrict the Committee’s ability to establish different types of performance measures for these awards. Although the outstanding PSU grants use relative total shareholder return as the performance measure, the Long-Term Incentive Plan, approved by shareholders in 2009, provides the Committee with the ability to establish other performance measures. Indeed, each year prior to establishing the performance measures for the PSUs, the Committee considers not only the performance measures used by its peers in designing their compensation programs, but also assesses which performance measures are most likely to promote Verizon’s business objective of producing value for shareholders over the long-term.

The Human Resources Committee believes that Verizon’s overall compensation program is well-designed to achieve the objectives of aligning the interests of management and shareholders, promoting short-term and long-term growth and attracting, retaining and motivating high-performing executives. Imposing arbitrary and subjective limitations on the Committee’s discretion to structure the terms of the long-term incentive portion of the overall compensation program, as the proposal suggests, would unduly restrict the Committee’s ability to design and administer a competitive compensation program to best address the interests of Verizon and its shareholders.

The Board of Directors recommends that you vote AGAINST this proposal.

Item 7 on Proxy Card:

Kenneth Steiner, 14 Stoner Avenue, Apt. 2M, Great Neck, New York 11021, owner of 2,790 shares of the Company’s common stock, proposes the following:

7 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 15% of our outstanding common stock (or the lowest percentage permitted by law above 15%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law).

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 60% support at CVS, Sprint and Safeway.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

The Corporate Library, an independent investment research firm, rated our company “High Concern” in executive pay — $37 million for Ivan Seidenberg.

Performance Share Units for our executives covered a three-year period, which was not sufficiently long-term, and were payable in cash, which did nothing to tie executive performance with long-term shareholder value. Even worse, more than half of the target PSU’s were paid for underperforming more than half of our company’s peer group in terms of relative Total Shareholder Return. Underperforming our industry peers should not result in monetary awards of any kind to our executives.

Our CEO was also entitled to a potential $30 million payment in the event of a change in control. Combined with executive perks for our CEO such as the personal use of company aircraft and contribution to a non-qualified deferral plan, these examples suggested that executive pay practices were not aligned with shareholder interests.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance and financial performance: Special Shareowner Meetings – Yes on 7.

BOARD OF DIRECTORS’ POSITION

Verizon’s Board of Directors believes that this proposal is unnecessary because Verizon’s shareholders already have a meaningful right to call a special meeting. Under Verizon’s bylaws, any shareholder who owns at least 10%, or multiple shareholders who together own at least 25%, of Verizon’s stock may call a special meeting of shareholders. There are only limited circumstances under which a special meeting requested in accordance with the Bylaws would not occur, each of which is designed to prevent costly meetings that are unnecessary because they cannot result in legal action or because shareholders have recently had or will soon have an opportunity to address issues. These circumstances are:

•	the stated business of the special meeting is not a proper subject for shareholder action under Delaware law;
•	the stated business either will be taken up at a shareholder meeting called by the Board to be held within 90 days or was already taken up at a shareholder meeting held within the past 90 days; or
•	the request is made during the period beginning when shareholders may propose business for the Company’s annual meeting and ending at the annual meeting (in this case shareholders already have an opportunity to propose business for the annual meeting without forcing the Company to incur the expense of a special meeting).

A special meeting of shareholders is an extraordinary event that is both expensive and time-consuming. The Board has carefully considered this issue in each of the past four years and firmly believes that the ownership thresholds and the common sense safeguards contained in Verizon’s current bylaw provision strike an appropriate balance between the right of shareholders to call a special meeting and the interests of Verizon and its shareholders in promoting the appropriate use of company resources.

The Board of Directors recommends that you vote AGAINST this proposal.

Item 8 on Proxy Card:

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, owner of 9,000 shares of the Company’s common stock, proposes the following:

8 – Shareholder Action by Written Consent

RESOLVED, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law). This includes written consent regarding issues that our board is not in favor of.

This proposal topic won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

The Corporate Library, an independent investment research firm rated our company “D” with “High Governance Risk” and said there were concerns related to the composition of our board. Four directors had 14 to 16 years long-tenure. It is increasingly difficult to consider board members independent after so many years of service.

Joseph Neubauer received our highest negative votes (15%-negative), had 16-years tenure and yet chaired our executive pay committee with $37 million for Ivan Seidenberg. A relatively new director, Rodney Slater, was already our second highest negative vote-getter (11%-negative) and yet was on our nomination committee.

Please encourage our board to respond positively to this proposal to support improved corporate governance and financial performance: Shareholder Action by Written Consent – Yes on 8

BOARD OF DIRECTORS’ POSITION

The Board of Directors has carefully considered this proposal and does not believe that it is in the best interests of all shareholders. Action by written consent can result in certain shareholders being denied the ability to vote or otherwise have a say on proposed corporate action. The Board strongly believes that shareholder democracy can best be assured by shareholder action being taken at an appropriately called annual or special meeting of shareholders. Shareholder meetings provide the best opportunity for discussion and interaction among the Company’s stakeholders so that all points of view may be considered prior to a vote.

The Board also opposes this proposal because action by written consent can occur with little or no advance notice to the Company, minority shareholders and the market. As a result, the Board may not have a meaningful opportunity to consider the merits of the proposed action, to consider alternative courses of action or to communicate its views to shareholders. For example, hostile or insurgent shareholders have relied on consent solicitations as a coercive tool to threaten or fundamentally change companies without providing all shareholders with notice or an opportunity to be engaged in the consideration of such changes at a shareholders meeting.

The Board believes that adoption of this proposal is unnecessary in the context of Verizon’s overall corporate governance. Contrary to the implication of the proposal, Verizon’s shareholders have the ability to raise important matters outside of the annual meeting cycle. Any shareholder owning at least 10%, or any group owning 25%, of Verizon’s common stock has the right to call a special meeting of shareholders. As a result, shareholders holding far fewer shares than the majority contemplated by the proposal already have the ability to cause important matters to be addressed in a forum that permits the involvement of all shareholders and constructive engagement with the Board and management.

This right is particularly meaningful at Verizon where the Board has demonstrated its willingness to listen to and respond to shareholder concerns. For a number of years, at the Board’s request, Verizon senior executives have conducted a semiannual outreach program to discuss governance matters, executive compensation and shareholder proposals with major institutional shareholders. The Board has demonstrated its ongoing commitment to good governance by adopting majority voting for the election of directors, implementing a shareholder advisory vote on executive compensation before it was required to do so and providing shareholders with the right to call a special meeting and approve any shareholder rights plan put in place by the Board.

The Board of Directors recommends that you vote AGAINST this proposal.

Item 9 on Proxy Card:

Margot Cheel, c/o Trillium Asset Management Corporation, 711 Atlantic Avenue, Boston, Massachusetts 02111, owner of 750 shares of the Company’s common stock, The Nathans Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York 10018, owner of 4,895 shares of the Company’s common stock, Benedictine Sisters of Mount St. Scholastica, 801 S. 8th Street, Atchison, Kansas 66002, owner of 357 shares of the Company’s common stock, and St. Scholastica Monastery, 1301 South Albert Pike, Fort Smith, Arkansas 72913, owner of 100 shares of the Company’s common stock, as co-sponsors, propose the following:

Network Neutrality on Wireless Networks

Whereas:

The open (non-discriminatory) architecture of the Internet is critical to the prosperity of our economy and society. Non-discrimination principles are commonly referred to as “network neutrality” and seek to ensure equal access and non-discriminatory treatment for all content.

As President Obama and Federal Communication Commission Chairman Genachowski have pointed out, an open Internet plays a pivotal role in solving critical national problems such as healthcare, education, energy, and public safety and is necessary “to preserve the freedom and openness that have allowed the Internet to become a transformative and powerful platform for speech and expression.”

Network neutrality rules are also needed to “facilitate the growth of the Internet and give private companies the correct incentives to continue investing in this significantly valuable good,” according to a January 2010 report by the Institute for Policy Integrity at New York University. This report and others find that an open Internet accounts for billions of dollars of value for the economy.

We believe this economic and social value is an important factor in the growth of our economy and widely diversified investment portfolios.

Open Internet policies on wireless networks (the fastest growing segment of the Internet) have particular importance for minority and economically disadvantaged communities. People of color access the Internet via cell phones at a much greater rate than their white counterparts, according to a report by the Pew Internet & American Life Project. In 2010, the report found, 33% of whites accessed the Internet on cell phones compared to 51% of Latinos and 46% of African-Americans; 30% of whites sent or received e-mail on cell phones compared to 47% of Latinos and 41% of African-Americans.

In 2011 Pew reported “Smartphone owners under the age of 30, non-white smartphone users, and smartphone owners with relatively low income and education levels are particularly likely to say that they mostly go online using their phones.” It found that almost a third of the “mostly cell” users lack any traditional broadband Internet access. The author of the report concluded, “For businesses, government agencies and nonprofits who want to engage with certain communities, they will find them in front of a four-inch screen, not in front of a big computer in their den.”

According to Colorofchange.org, an organization representing African-Americans, “The digital freedoms at stake are a 21st century civil rights issue.”

For all these reasons, we believe network neutrality on wireless networks is needed to protect open access to the Internet by millions of Americans.

Resolved, shareholders request the company publicly commit (while not conceding or forfeiting any issue in litigation related to network neutrality) to operate voluntarily its wireless broadband network consistent with network neutrality principles – i.e., operate a neutral network with neutral routing along the company’s wireless infrastructure such that the company does not privilege, degrade or prioritize any packet transmitted over its wireless infrastructure based on its source, ownership or destination.

BOARD OF DIRECTORS’ POSITION

The Board of Directors strongly believes that by requiring the Company to “not privilege, degrade or prioritize any packet transmitted over its wireless infrastructure based on its source, ownership or destination” this proposal will harm Verizon’s ability to provide robust and secure wireless broadband service to its customers. The delivery of high-quality and safe wireless Internet access services is a highly complex, technical undertaking. The proponents appear to have no concept of the negative technical and operational ramifications of requiring purely “neutral” routing of Internet traffic. This proposal would substantially interfere with the technical operation of Verizon’s wireless broadband network and have a wide-ranging and significant impact on Verizon’s business and operations. Among other things, the proposal would prevent Verizon from engaging in reasonable network management practices designed to address potential congestion, security and other wireless network problems and make the network more efficient and more widely available to all customers. The proposal would also prevent Verizon from giving priority to police, fire and military communications over its wireless broadband network in the event of natural disasters or terrorist attacks.

Importantly, this very proposal was rejected by the FCC in its recently adopted rules addressing net neutrality issues. The FCC recognized that managing a broadband network in “non-neutral” ways was critical to ensuring network integrity, providing security capabilities and reducing congestion. It further concluded that wireless networks in particular present unique operational issues and expressly permitted providers to develop differentiated services that this proposal would prevent. The proposal disregards the FCC’s conclusions about the importance of network management and would impede Verizon’s ability to manage its networks and offer services to meet the needs of its customers.

Finally, Verizon is committed to maintaining an open and vibrant Internet. Verizon already complies with the FCC’s net neutrality rules and voluntarily operates its wireless broadband networks in accordance with additional openness principles published on its website. The Board believes that the rigid operational requirements of this proposal will not further the “openness” of the Internet; to the contrary, it would expose Verizon’s wireless broadband customers to reduced service quality and security.

For these reasons, the Board strongly opposes the proposal.

The Board of Directors recommends that you vote AGAINST this proposal.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement and the Company’s Annual Report on Form 10-K.

Respectfully submitted,

Human Resources Committee

Joseph Neubauer, Chairperson

Richard L. Carrión

M. Frances Keeth

Robert W. Lane

Clarence Otis, Jr.

John W. Snow

Dated: March 2, 2012

Executive Compensation

Introduction

The Human Resources Committee oversees the development and implementation of the total compensation program for Verizon’s named executive officers. Throughout the discussion and analysis of compensation, we refer to the Board of Directors as the Board and the Human Resources Committee as the Committee.

For 2011, Verizon’s named executive officers were:

Lowell C. McAdam*	Chairman and Chief Executive Officer
Daniel S. Mead	Executive Vice President and President and Chief Executive Officer– Verizon Wireless Joint Venture
Virginia P. Ruesterholz	Executive Vice President
Francis J. Shammo	Executive Vice President and Chief Financial Officer
Randal S. Milch	Executive Vice President and General Counsel
Ivan G. Seidenberg*	Former Chairman and Chief Executive Officer

*	Mr. McAdam became Chief Executive Officer on August 1, 2011, when Mr. Seidenberg stepped down from that position. Mr. Seidenberg resigned from his position as Chairman effective at the close of business on December 31, 2011, and Mr. McAdam assumed that position effective at that time. Mr. Seidenberg retired from the Company on December 31, 2011.

Strategic Overview

Verizon provides telecommunications services and solutions to individual, business and government customers in the United States and around the world. These services and solutions are enabled by the most extensive 4G long term evolution (LTE) wireless network in the United States, the most reliable 3G wireless network, the country’s only large-scale fiber to the home broadband network and the world’s largest private internet protocol (IP) network.

In recent years Verizon has embarked upon a strategic transformation as advances in technology have changed the ways that our customers interact in their personal and professional lives and businesses operate. To meet the changing needs of our customers and the changing technological landscape, we are focusing our efforts around higher margin and growing areas of our business: wireless data, wireline data and strategic business services, including cloud computing services.

Our strategy requires significant capital investments to acquire wireless spectrum, put the spectrum into service, expand the fiber optic network that supports our wireless and wireline businesses, maintain our wireless and wireline networks and develop and maintain significant advanced database capacity.

By focusing on high growth and higher margin businesses and efficiently allocating capital among our strategic initiatives, management believes that Verizon will be able to increase shareholder value by both growing the business and increasing the Company’s profitability for the benefit of shareholders.

2011 Company Operations and Key Management Changes

During 2011, Verizon continued to take significant steps in its strategic transformation to deliver the best wireless and broadband experience, further focusing Verizon’s asset base around its fastest growing businesses. These include the following strategic successes:

•

Exceeding management’s already aggressive roll-out schedule for the 4G LTE wireless network by covering 190 markets and over 200 million people by the end of the year, taking a significant lead over our competitors in network availability;

•

Working with original equipment manufacturers and developers to rapidly expand the 4G LTE ecosystem by developing and introducing new devices and solutions that take advantage of the speed of the 4G LTE network;

•	Expanding our enterprise strategic services business so that strategic services represented a majority of all global enterprise revenues in the fourth quarter of 2011;
•	Expanding FiOS penetration to 31.5% for the video service and 35.5% for the Internet service, while taking over the position of 7th largest video provider by subscribers in the country; and
•	Achieving 1.5 million net retail customer additions in the fourth quarter of 2011, Verizon Wireless’ highest level of net adds in a single quarter in the past three years.

In addition, under the leadership of its management team, Verizon delivered strong financial and operating results in 2011 despite a challenging economic environment. Highlights of Verizon’s 2011 performance and notable achievements include the following:

•	Delivered an 18.2% total return to shareholders in 2011, ranking 9th among the Related Dow Peers (described on pages 32-33 and listed in Appendix B);
•	Increased the quarterly dividend by 2.6%, the 5th consecutive year with a dividend increase;
•	$2.15 in adjusted earnings per share (EPS)[1];
•	$110.9 billion in consolidated total revenue;
•	$13.5 billion of free cash flow[1];
•	A capital expenditure to revenue ratio of 14.7%, representing improved capital efficiency over the ratio of 15.4% for 2010;
•	4.6 million wireless net retail customer additions (non-acquisition related); and
•	4.8 million in FiOS Internet customers and 4.2 million in FiOS video customers as of December 31, 2011.

CEO Transition. During 2011, the Board oversaw the transition of our Chief Executive Officer, reflecting the success of our long-term talent development and CEO succession planning process. Mr. McAdam became our Chief Executive Officer in August 2011, replacing Mr. Seidenberg in that position. Mr. Seidenberg retired on December 31, 2011, after a long and distinguished career with Verizon.

[1]	A reconciliation of non-GAAP measures to the most directly comparable GAAP measures can be found in Appendix C to this proxy statement.

Compensation Discussion and Analysis

Executive Summary

Summary of Key 2011 Compensation Decisions

The Committee took Verizon’s accomplishments in 2011 into account in making the following key compensation decisions:

•

2011 Base Salary and Target Incentive Opportunities.  During 2011, the Committee reviewed competitive market pay practices to determine whether base salary increases and increases in target short-term and long-term incentives were advisable. After considering this information, the Committee did not increase the base salaries of the named executive officers other than for Mr. Milch, and did not increase the target short-term and long-term incentive award values for the named executive officers (which are expressed as a percentage of each of their respective base salary levels).

•

2011 Short-Term Incentive Awards.  Based on the Company’s performance against the measures the Committee established at the beginning of the year, the named executive officers’ 2011 short-term incentive awards were paid at 90% of their targeted level.

•

2009-2011 Long-Term Incentives Earned.  Based on the Company’s total shareholder return, or TSR, against the performance measures the Committee established at the beginning of the 2009-2011 performance cycle, Verizon’s executives, including the named executive officers, each vested in 75% of the number of performance stock units (referred to as PSUs) that were granted to them as part of their long-term incentive award opportunity for the 2009-2011 three-year performance cycle, plus dividend equivalents credited on those PSUs pursuant to the terms of the award.

•

Mr. Seidenberg’s 2009-2011 Long-Term Incentive Earned.  Based on the Committee’s and the independent Board members’ evaluation of Mr. Seidenberg’s leadership with respect to the Company’s performance relating to the six strategic initiatives identified at the beginning of the performance period, Mr. Seidenberg’s 2009-2011 PSU payment included approximately $6.4 million in addition to the amount that was determined based on the Company’s relative TSR formula for all executives.

•

2011-2013 Long-Term Incentive Awards.  As in prior years, the long-term incentives awarded to the named executive officers in 2011 as part of the annual equity grant consisted of PSUs that vest based on Verizon’s TSR for the 2011-2013 performance cycle and restricted stock units (referred to as RSUs) that vest based on the executive’s continued service with Verizon through the end of the three-year performance cycle.

•

Special One-Time Equity Award to Mr. McAdam.  In connection with Mr. McAdam’s appointment to CEO, he was granted a special equity award to provide an additional one-time incentive to create long-term shareholder value. The equity award is composed of PSUs and RSUs that will vest, subject to continued employment, at the end of the five-year performance cycle ending on July 31, 2016. The number of PSUs that vest at the end of the five-year performance cycle will be determined based on Verizon’s average annual return on equity, calculated based on adjusted net income, during the performance cycle. The award, to the extent vested, will be settled in shares of Verizon common stock, and Mr. McAdam will be required to hold any such shares for at least 2 years following the vesting date.

Program and Practices

Our commitment to following best compensation and governance practices is reflected in the design of our compensation program. Some of these elements include:

•

Pay-for-Performance.  Our compensation program is designed to reward performance that creates long-term shareholder value. This is reflected in the long-term orientation of the total compensation mix, with the substantial majority of each named executive officer’s total compensation opportunity in the form of long-term equity and performance based awards; substantial linkage of compensation to long-term stock performance through the awards of PSUs; and strong absolute and relative performance in order to achieve above median pay levels.

•

Benchmarking Total Compensation.  The Committee benchmarks each executive’s total compensation opportunity against a single peer group, referred to as the Related Dow Peers and described on pages 32-33. The Committee references the 50th percentile of the Related Dow Peers for total compensation opportunity, with additional consideration given to the tenure and overall level of responsibility of a particular executive.

•

Compensation Best Practices.  The Committee regularly considers competitive market trends and seeks to understand the views of shareholders when considering changes to existing policies. As a result of this process, the Committee has been a leader in adopting many best practices over the years, including:

o	Adopting advisory votes on executive compensation beginning in 2009;
o	Eliminating guaranteed pension and supplemental retirement benefits;
o	Eliminating Section 280G and other tax gross-ups;
o	Eliminating executive employment agreements;
o	Eliminating cash severance benefits for the CEO;
o	Eliminating single-trigger change in control equity payments;
o	Adopting a “claw back” policy to recapture and cancel incentive payments received by executives who engage in financial misconduct;
o	Settling RSUs in shares; and
o	Requiring the CEO to maintain share ownership equal to at least seven times his base salary.
•

Evaluation of Potential Linkage between Compensation and Risk Taking.  When reviewing the compensation program and the performance metrics, the Committee considers the impact of the compensation program on the Company’s risk profile. The Committee believes that Verizon’s compensation program has been structured to provide strong incentives for executives to appropriately balance risk and reward consistent with the Company’s enterprise business risk management efforts.

•

Shareholder Outreach Program.  At the request of the Committee, management and the Committee’s compensation consultant, Pearl Meyer & Partners (the “Consultant”), engage in a semiannual shareholder outreach program with certain institutional investors to discuss the design and operation of Verizon’s executive compensation program. Management and the Consultant participate in conference calls with large institutional investors and provide a detailed report to the Committee on the results of those calls. The Committee believes this program provides opportunities for shareholders to provide input on Verizon’s executive compensation program and policies in addition to the annual say-on-pay vote.

The Role of Shareholder Say-on-Pay Votes

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay”). At the Company’s Annual Meeting of Shareholders held in May 2011, 92% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation. Based on the shareholders’ strong support for the Company’s say-on-pay proposal in 2011 and the discussions with the Company’s investors during the semiannual shareholder outreach program described above, the Company did not make fundamental changes to its approach to executive compensation in 2011.

Role of Benchmarking and the Related Dow Peers

To determine whether the compensation opportunities for executives are appropriate and competitive, the Committee compares each named executive officer’s total compensation opportunity (which represents the aggregate amount of the executive’s base salary and target award amounts under the short-term and long-term incentive plans) to the total compensation opportunities for executives in comparable positions at peer companies. For this purpose, the Committee uses a single peer group that includes the 29 companies (other than Verizon) in the Dow Jones Industrial Average, plus Verizon’s four largest industry competitors that are not included in the Dow Jones Industrial Average. This group is referred to as the Related Dow Peers. This peer group is self-adjusting so that changes in the companies included in the Dow Jones Industrial Average are also reflected in the Related Dow Peers over time.

The Committee generally references the 50th percentile of the Related Dow Peers for total compensation opportunity, although the total compensation opportunity may be above or below the 50th percentile depending upon the tenure and overall level of responsibility of a particular executive. The Committee believes that this is an appropriate targeted level of total compensation opportunity because of Verizon’s emphasis on performance-based incentive pay, Verizon’s size relative to the Related Dow Peers and the elimination of certain fixed pay elements, including guaranteed defined benefit pension benefits and supplemental pension benefits. Actual total compensation may fall above or below the targeted percentile based on annual and long-term performance.

The Committee believes the companies in the Related Dow Peers represent Verizon’s primary competitors for executive talent and investor dollars. The Committee believes that this group of companies, comprised of similarly-sized companies (based on market capitalization, net income, revenue and total employees) that are included in an established and recognizable index, as well as Verizon’s four largest industry competitors, provides a consistent measure of Verizon’s performance and makes it easier for shareholders to evaluate, monitor and understand Verizon’s compensation program. Accordingly, the Committee determined that it was appropriate to benchmark both total compensation opportunities and Verizon’s relative stock performance under its long-term incentive plan against the Related Dow Peers.

Appendix B includes a chart that lists the companies included in the Related Dow Peers as of December 31, 2011, their market capitalization as of December 31, 2011, as reported by Bloomberg, and their net income attributable to the company, revenue and total number of employees, as of each company’s most recent fiscal year-end as reported in SEC filings.

Compensation Objectives and Elements of Compensation

Compensation Objectives

The primary objectives of Verizon’s compensation program are to:

•	Align executives’ and shareholders’ interests through the use of performance-based compensation; and
•	Attract, retain and motivate high-performing executives.

To promote a performance-based culture that further links the interests of management and shareholders, the Committee has developed a compensation program that focuses extensively on variable, performance-based compensation. As detailed below under “Elements of Compensation,” the largest portion of our executives’ total compensation opportunity is based on performance against challenging pre-established metrics, while fixed compensation in the form of base salary constitutes only a relatively small percentage of each executive’s total compensation opportunity. In addition, our executive compensation program does not include such fixed compensation elements as guaranteed defined benefit pension and supplemental pension benefits.

In establishing the performance objectives used in the Company’s pay-for-performance program, the Committee balances the importance of meeting the Company’s short-term business goals with the need to create shareholder value over the longer term. To help ensure that the interests of executives remain closely aligned with the interests of shareholders, target long-term compensation opportunities represent more than three times the target compensation opportunities related to short-term performance.

The Committee has adopted a pay strategy that is designed to motivate executives by paying median compensation for market performance, above median compensation for above market performance, and below median compensation for below market performance. As described above, the Committee implements this policy by targeting compensation for executive officers at levels that generally correspond to the 50th percentile of compensation levels for similar positions at the Related Dow Peers, with actual performance of the Company determining the amounts of compensation actually paid. This approach is designed to provide strong alignment between our executive pay and shareholder value creation.

Additionally, to attract and retain executives, the Company’s compensation program is designed to provide compensation opportunities that the Committee believes are competitive with Verizon’s peer companies, and features three-year long-term incentive awards, including RSUs that vest based on the executive’s continued employment through the end of the three-year performance cycle, to encourage high-performing executives to remain with the Company.

Elements of Compensation

In setting total compensation at competitive levels, the Committee determines the appropriate balance between:

•	Fixed and variable pay elements;
•	Short- and long-term pay elements; and
•	Cash and equity-based pay elements.

The following table illustrates the principal elements of Verizon’s executive compensation program and the approximate percentage that each element represents of the named executive officers’ total compensation opportunity.

Pay Element	Primary Objective	% of Targeted Compensation Opportunity (Approximate)
Base salary	Attract and compensate high-performing and experienced executives	10%
Short-term incentive opportunity	Motivate executives to achieve challenging short-term performance measures	20%
Long-term incentive opportunity	Align executives’ interests with those of shareholders to grow long-term value and retain executives	70%

The named executive officers are eligible to receive medical, disability and savings plan benefits that are generally provided to all management employees. The named executive officers are also eligible for certain other benefits that are described under “Other Elements of the Total Compensation Program” on pages 40-42.

2011 Annual Base Salary

To determine an executive’s base salary, the Committee, in consultation with the Consultant, reviews the competitive pay practices of the Related Dow Peers for comparable positions and considers the scope of the executive’s responsibility and experience. In particular, the Committee focuses on how base salary levels may impact the market competitiveness of an executive’s total compensation opportunity. The Committee also discusses its assessment of the other named executive officers with the CEO. Based on its assessment, the Committee approved a base salary increase for Mr. Milch effective in January 2011, from $575,000 to $625,000. No other named executive officer received a base salary increase in 2011. In determining not to increase the base salaries of the other named executive officers, the Committee also considered that it had last reviewed the base salaries for Messrs. McAdam, Shammo and Mead in November 2010 in connection with their promotions.

2011 Short-Term Incentive Compensation

The Verizon Short-Term Incentive Plan, which is referred to as the Short-Term Plan, motivates executives to achieve challenging short-term performance goals. Each year, the Committee establishes the potential value of the opportunities under the Short-Term Plan, as well as the performance targets required to achieve these opportunities.

The Committee sets the values of the Short-Term Plan award opportunities as a percentage of an executive’s base salary. The applicable percentage for each named executive officer is based on the scope of the executive’s responsibility and on the competitive pay practices of the Related Dow Peers for comparable positions. These award opportunities are established at threshold, target and maximum levels, each of which is dependent on achieving different performance goals. The Short-Term Plan award opportunities for each of the named executive officers are shown in the Grants of Plan-Based Awards table on page 46.

The following chart shows the 2011 Short-Term Plan target award opportunity for each of the named executive officers.

Named Executive Officer	2011 Short-Term Plan Target Award Opportunity
Mr. McAdam	$2,625,000
Mr. Mead	$815,625
Ms. Ruesterholz	$787,500
Mr. Shammo	$759,375
Mr. Milch	$703,125
Mr. Seidenberg	$3,937,500

The 2011 target award opportunities for our named executive officers did not increase from the target levels established for their 2010 award opportunities. The 2011 target award opportunity for Mr. Milch increased over his 2010 target award opportunity solely as a result of his base salary increase identified above (i.e., his target opportunity, expressed as a percentage of his base salary, did not change). Whether, and the extent to which, the named executive officers earn the targeted Short-Term Plan award is determined based on whether Verizon achieves performance measures established by the Committee at the beginning of the year.

Determination of Annual Performance Measures

The Committee reviews and establishes the performance measures for the Short-Term Plan on an annual basis to help ensure that the program design appropriately motivates executives to achieve challenging financial and operational performance goals. In the first quarter of 2011, the Committee reviewed and approved the following annual financial and operating performance measures for all corporate executives, including the named executive officers, and ascribed to each the weighting shown below.

Performance Measure	% of Total Award at Target
Adjusted EPS	50%
Revenue	25%
Free Cash Flow	20%
Diversity	5%

The Committee based the Short-Term Plan award opportunities for all corporate executives, including the named executive officers, primarily on three Company-wide financial performance measures, as determined by specific goals for adjusted EPS, revenue and free cash flow. Using these measures provides balance within the Short-Term Plan because executives can only achieve a maximum total award when there is significant profitability, significant revenue and significant free cash flow. The Committee also recognized that the executives must successfully manage the challenges for each business segment to create revenue, segment operating earnings and free cash flow in order to achieve the overall Company performance goals. As a result, the Committee believes that these performance measures are appropriate to motivate the Company’s executives to achieve outstanding short-term results and to build long-term value for shareholders and are reflective of the Company’s strategic goals of encouraging profitable operations, overall growth in the Company and efficient use of capital.

Adjusted EPS.  The Committee views adjusted EPS as an important indicator of Verizon’s success. The Committee assigns the greatest weight to adjusted EPS in determining awards under the Short-Term Plan because it is broadly used and recognized by investors as a significant indicator of Verizon’s ongoing operational performance and is a clearly defined indicator of the Company’s profitability. Adjusted EPS excludes non-recurring and non-operational items, including but not limited to impairments and gains and losses from discontinued operations, business combinations, changes in accounting principles, the net impact of pension and post-retirement benefit costs, extraordinary items and restructurings. As a result, adjusted EPS is not positively or negatively impacted from period to period by these types of items, so it better reflects the relative success of the Company’s ongoing business.

Revenue.  The Committee also views achievement of consolidated total revenue goals as an important indicator of the Company’s growth and success in managing its capital investments. This measure also reflects the level of penetration of Verizon’s products and services in key markets.

Free Cash Flow.  The Committee views consolidated free cash flow as another important indicator of Verizon’s success in delivering shareholder value, because investors often consider free cash flow as part of their equity valuation models. Free cash flow is determined by subtracting capital expenditures from cash flow from operations. The Committee believes that this type of cash flow measure is relevant for Verizon because Verizon’s businesses require significant capital investment, and the level of free cash flow reflects how efficiently a business is managing its capital expenditures. Free cash flow also provides an indication of the amount of cash that the Company has available to return to shareholders in the form of dividends and to reduce its outstanding debt, which is an important financial goal.

Diversity.  The Company is committed to promoting diversity among its employees and to recognizing and encouraging the contribution of diverse business partners to the Company’s success. To reflect that important commitment, the 2011 performance measures also include a diversity measure. For 2011, the Committee determined that the diversity target would be measured for these purposes by the percentage of new hires and promotions at and above the manager level consisting of minority and female candidates and the levels of supplier spending at the corporate level to minority- and female-owned or operated firms.

The value of the Short-Term Plan award opportunity with respect to each performance measure varies depending on the Company’s performance with respect to that measure. The Committee also has the discretion to modify awards based on other factors that it deems appropriate. If the Company’s performance is below the required threshold for all of the performance measures, no award will be paid under the Short-Term Plan for that year.

In addition, under the Short-Term Plan no awards may be paid if Verizon’s return on equity for the plan year, calculated based on adjusted net income (ROE), does not exceed 8%, even if some or all of the performance measures are achieved.

2011 Annual Performance Measures

The 2011 annual performance measures for the named executive officers were:

•	An adjusted EPS target range of $2.08 to $2.21;
•	A consolidated total revenue target range of $112.7 billion to $113.4 billion;
•	A consolidated free cash flow target range of $13.8 billion to $15.4 billion; and
•

A diversity target of (i) having 50% of new hires and promotions at and above the manager level consist of minority and female candidates, and (ii) directing at least 13% of the overall supplier spending at the corporate level to minority- and female-owned or operated firms.

2011 Company Results and Annual Performance Awards

In 2011, Verizon reported generally strong results. Verizon’s 2011 performance results2 included:

•	ROE of 15.4%, which exceeded the required performance measure;
•	Adjusted EPS of $2.15, which was within the target performance measure;
•	Consolidated total revenue of $110.9 billion, or 1.6% below the target performance measure range as described above;
•	Consolidated free cash flow of $13.536 billion, or 1.9% below the target performance measure range as described above; and
•	Diversity in new hires and promotions and supplier spending levels which exceeded the target performance measures.

After considering the level of performance, the Committee and, for Messrs. McAdam and Seidenberg, the independent members of the Board, approved payment of Short-Term Plan awards at 90% of the target level. The following table shows the amount of the Short-Term Plan awards paid to each named executive officer.

Named Executive Officer	Actual 2011 Short-Term Plan Award
Mr. McAdam	$2,362,500
Mr. Mead	$734,063
Ms. Ruesterholz	$708,750
Mr. Shammo	$683,438
Mr. Milch	$632,813
Mr. Seidenberg	$3,543,750

[2]	A reconciliation of non-GAAP measures to the most directly comparable GAAP measures may be found in Appendix C to this proxy statement.

Long-Term Incentive Compensation

The Verizon Long-Term Incentive Plan, which is referred to as the Long-Term Plan, is intended to reward participants for the creation of long-term shareholder value over a three-year period. In considering the appropriate duration of the performance cycle under the Long-Term Plan, the Committee believes that it is important to establish a period that is longer than one year in order to meaningfully evaluate the performance of long-term strategies and the effect on value returned to shareholders. The Committee determined that a three- year performance cycle for the Long-Term Plan awards was appropriate. For each performance cycle, the Committee establishes target award opportunities that are set as a percentage of base salary.

Currently, long-term incentive awards consist of PSUs and RSUs. Consistent with the 2010 awards, the 2011 PSUs are payable in cash and the 2011 RSUs are payable in Verizon shares. The Committee, in consultation with the Consultant, determined that paying the 2011 RSU awards in shares would be consistent with Verizon’s policy of requiring a significant level of equity ownership by our named executive officers, that paying PSUs in cash and RSUs in shares creates an appropriate balance between the potential impact on shareholder dilution from paying awards in shares and cash flow considerations, and that both types of awards further align executives’ interests with those of Verizon’s shareholders as the ultimate values of the awards are based on the value of Verizon’s common stock.

The value of each PSU is equal to the value of one share of Verizon common stock and accrues dividend equivalents that are deemed to be reinvested in PSUs. The dividend equivalents are only paid to the extent that PSUs are vested and earned. The Committee determines an executive’s total compensation opportunity by assuming that he or she will earn 100% of the PSUs initially awarded in any performance cycle. However, the number of PSUs that are actually earned and paid is determined based on Verizon’s TSR as compared to the Related Dow Peers as constituted on the grant date of the award over the three-year performance cycle. The final value of each PSU is based on the closing price of Verizon’s common stock on the last trading day of the year that the performance cycle ends. As a result, awarding PSUs provides a strong incentive to executives to deliver value to Verizon’s shareholders.

On the date the long-term incentive is awarded, the Committee also establishes the number of RSUs that may be earned based on the executive’s continued employment with the Company through the end of the three-year award cycle. The value of each RSU is equal to the value of one share of Verizon common stock and accrues dividend equivalents that are deemed to be reinvested in RSUs. The dividend equivalents are only paid to the extent that RSUs are vested and earned. The 2011 RSU awards are payable in shares at the end of the three-year award cycle and provide both a retention incentive and a performance incentive as the value of the award depends on Verizon’s stock price.

2011 Long-Term Plan Award Opportunities

For 2011, each of the named executive officers received 60% of their 2011 Long-Term Plan award opportunity in the form of PSUs and 40% in the form of RSUs. This allocation reflects the Committee’s focus on encouraging both outstanding relative TSR performance and the retention of the Company’s highly-qualified executive team. Mr. Seidenberg’s awards in prior years consisted of PSUs with a separate opportunity to earn an additional payout based upon the Company’s performance relating to certain pre-established strategic initiatives over the three-year performance cycle. In determining the 2011 Long-Term Plan award opportunity for Mr. Seidenberg, the Committee and the independent members of the Board considered Mr. Seidenberg’s anticipated retirement in late 2011 and his anticipated transition from the role of Chairman and CEO to Chairman in 2011 and determined that his 2011 Long-Term Plan award would not include a separate opportunity with respect to the achievement of strategic initiatives over the three-year performance cycle and would consist of the same mix of PSUs and RSUs as the other named executive officers.

The Committee generally establishes an executive’s Long-Term Plan target award opportunity as a percentage of the executive’s base salary. The Long-Term Plan target award opportunity for each of the named executive officers in 2011 was: 625% of base salary for Messrs. McAdam and Seidenberg, 525% of base salary for Messrs. Mead and Shammo and Ms. Ruesterholz and 500% of base salary for Mr. Milch. These target award opportunities are the same as the target award opportunities for the prior year. The target award opportunity for an executive is allocated between PSUs and RSUs as noted above, and the target award opportunity allocated to each type of award is converted into a target number of shares using the closing price of Verizon’s common stock on the grant date. For the 2011 awards, the Committee considered Verizon’s improved stock performance in 2010 and restored the target value of the 2011 awards, eliminating the approximately 15% reduction in the target value of awards that it had applied to the 2010 and 2009 awards as a result of its consideration of the overall economic conditions at the time that those awards were made.

The following table shows the target value of the awards granted to the named executive officers during 2011 in connection with the annual long-term incentive compensation opportunity. Additional detail regarding the 2011 PSU awards, including the performance requirements, follows the table.

Named Executive Officer	2011 Long-Term Plan Target Award Opportunity
Mr. McAdam	$8,750,000
Mr. Mead	$3,806,250
Ms. Ruesterholz	$3,675,000
Mr. Shammo	$3,543,750
Mr. Milch	$3,125,000
Mr. Seidenberg	$13,125,000

Terms of 2011 PSU Awards

The following table shows the percentage of PSUs awarded for the 2011-2013 performance cycle that can be earned based on a range of Verizon’s relative TSR positioning compared with the companies in the Related Dow Peers.

Verizon’s Relative TSR Ranking Among the Companies in the Related Dow Peers	Corresponding Relative TSR Percentile Ranking Among the Companies in the Related Dow Peers	Percentage of Awarded PSUs that will be Earned
1 – 4	91st to 100th	200%
5 – 8	79th to 88th	175%
9 – 12	67th to 76th	150%
13 – 16	55th to 64th	100%
17 – 21	39th to 52nd	75%
22 – 25	27th to 36th	50%
26 – 34	0 to 24th	0%

Verizon’s TSR during the three-year performance cycle must rank at least 16th, or at the 55th percentile (above median), among the members of the Related Dow Peers in order to earn 100% of the target number of PSUs. Similarly, the maximum number of PSUs (200% of target) can only be earned if Verizon’s TSR during the three-year performance cycle ranks among the top four companies in the Related Dow Peers, which corresponds to the 91st percentile or higher. If Verizon’s TSR during the three-year performance cycle is below approximately the 27th percentile of the companies in the Related Dow Peers, none of the PSUs will be earned.

2009 PSU Awards Earned in 2011

With respect to the PSUs awarded in 2009, the Committee determined the number of PSUs a participant earned based on Verizon’s TSR for the 2009-2011 three-year performance cycle relative to the TSRs of the Related Dow Peers as constituted on the date the award was granted. The percentage of the awarded PSUs that would be earned based on different levels of Verizon’s relative TSR performance under the 2009-2011 awards were the same as those described above with respect to the 2011 awards.

Over the three-year performance cycle ending on December 31, 2011, Verizon’s TSR ranked in the 48th percentile when compared to the Related Dow Peers. As a result, the Committee approved in 2012 a payment to all participants of 75% of the number of PSUs awarded for the 2009-2011 performance cycle, plus dividend equivalents credited on those PSUs earned pursuant to the terms of the award. This payout reflects the pay-for-performance design of the PSU awards because approximately median performance for the performance cycle resulted in the forfeiture of 25% of the number of units awarded for the performance cycle.

Mr. Seidenberg’s 2009 PSU Award.  As a participant in the Long-Term Plan, Mr. Seidenberg earned the same percentage of the 2009 PSUs as all other participants in the plan based on the Company’s TSR performance relative to the Related Dow Peers. In addition, pursuant to the terms of Mr. Seidenberg’s 2009 PSU award, he had the opportunity to earn an additional amount up to the amount he would have received if 200% of his 2009 PSU award vested based on the Company’s TSR performance relative to the Related Dow Peers, including any dividend equivalents that would have been paid on those PSUs, based on the Company’s performance during that three-year period with respect to the following strategic initiatives: (i) developing Verizon’s executive talent pool and preparing for Verizon’s succession plan; (ii) maintaining Verizon Wireless’ market leadership position; (iii) sustaining Verizon’s top line consolidated total revenue growth at 3-5%; (iv) producing double-digit consolidated earnings growth; (v) participating in and providing leadership to various industry forums and policy initiatives; and (vi) achieving synergies from the acquisition of Alltel Corporation. These strategic initiatives were established at the start of the three-year performance period, and the Committee did not assign any specific weighting to each strategic initiative. After the end of the performance period, in assessing whether an increased payment was appropriate, the Committee and the independent members of the Board reviewed each strategic initiative and considered Mr. Seidenberg’s leadership, guidance and contribution to the following achievements. The Committee and the independent members of the Board placed particular emphasis on the successful culmination of a multi-year succession planning process.

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During the three-year performance period, Mr. Seidenberg guided a CEO succession process that has culminated in the Board naming Lowell C. McAdam as CEO in August 2011 and Chairman at the end of 2011 upon Mr. Seidenberg’s retirement. As part of that process, a number of other key executives were identified and elevated to new positions in order to position the Company’s management for the future.

•

During a period of considerable change in the industry, as data-intensive devices changed the wireless communications landscape, Verizon Wireless maintained its industry leadership with industry-leading revenue, customers and retail postpaid churn throughout the performance period. As of December 31, 2011, Verizon Wireless held a nearly 40% market share based on the number of postpaid customers. Verizon Wireless postpaid customers increased over the period by 30.5% from 67.0 million to 87.4 million. Retail postpaid churn remained the lowest in the industry at .94% at the end of the three-year period. Wireless data revenues more than doubled over the period, increasing by $13.0 billion. Verizon Wireless developed a successful smartphone franchise around the Android operating system and rounded out its smartphone offerings with the Apple iPhone. In addition, Verizon Wireless was the first company to launch a 4G broadband network with significant national coverage based on long-term evolution technology – a standard which is expected to be the predominant standard worldwide. By the end of the performance period, Verizon Wireless’ 4G LTE network was available in 190 markets and covered 200 million people, as compared to the nearest competitor’s coverage of 26 markets and 74 million people.

•

During the three-year performance period, Verizon achieved average annual top line revenue growth of 4.4% notwithstanding the fact that the Company faced a recessionary economy and significant competition and secular changes to the industry.

•

Adjusted average annual earnings growth was approximately negative 6.4%[3] over the performance period due primarily to the divestiture of non-strategic wireline assets in a total of fourteen states, the required disposition of overlapping wireless properties in connection with the Alltel transaction and lower revenue in the wireline segment. Over the three-year performance period, resources have been devoted to higher growth markets in wireless and enterprise versus traditional wireline voice markets, and non-strategic wireline assets in a total of 14 states have been divested. During the period, revenues from FiOS have grown to $8.3 billion or over 60% of consumer revenue, and revenues from enterprise strategic services have grown to $7.6 billion, or 48.7% of enterprise revenues.

•

During the period, Mr. Seidenberg served as the Chairman of the Business Roundtable, an influential association of CEOs of major companies. He also served on the President’s Export Council, which advises the President on how to promote U.S. exports, jobs and growth, to which he was appointed by President Barack Obama, and on the National Security Telecommunications Advisory Committee, to which he was appointed by former President George W. Bush.

•	During the performance period, the Company acquired Alltel Corporation and realized synergies from the acquisition that exceeded the Company’s expectations.

[3]	A reconciliation of non-GAAP measures to the most directly comparable GAAP measures can be found in Appendix C to this proxy statement.

Based on the successful achievement of these strategic initiatives, the Committee recommended and the independent members of the Board approved paying Mr. Seidenberg approximately $6.4 million under the terms of his 2009-2011 PSU award agreement in addition to the amount that was payable to him based solely on Verizon’s relative TSR performance over the 2009-2011 performance cycle. This level reflects the Committee’s and the independent Board members’ evaluation that Mr. Seidenberg achieved very strong performance against the strategic initiatives over the three-year period.

As discussed above, the Committee encourages a pay-for-performance environment by linking long-term compensation opportunities to the creation of sustained shareholder value. For the three-year period ending on December 31, 2011, under Mr. Seidenberg’s leadership, Verizon’s stock delivered a total return of 51.1%4 as a result of the increase in Verizon’s stock price from $31.68 to $40.12 and a total of $5.77 of dividends declared per share (reflecting an average annual increase of 3.5%) during this period. In addition, during this period Verizon made significant capital investments in its business to help facilitate future growth opportunities in its most strategic areas. The Committee recommended and the Board concluded that the total payment to Mr. Seidenberg was consistent with the level of value created for shareholders over this three-year period.

Special One-Time Equity Award to Mr. McAdam

In connection with Mr. McAdam’s appointment to CEO, the Committee recommended, and the independent members of the Board approved, a special one-time equity award to Mr. McAdam under the Long-Term Plan to provide an additional one-time incentive to create long-term shareholder value. The award was granted on August 1, 2011, with 70% of the award opportunity in the form of PSUs and 30% in the form of RSUs.

The PSUs represent shares of Verizon common stock that may become payable after the completion of a five-year performance cycle ending on July 31, 2016, provided that Mr. McAdam remains actively employed throughout the cycle, subject to the terms of the award agreement. The number of PSUs that vest at the end of the five-year performance cycle will be determined based on Verizon’s average annual ROE during the performance cycle. No PSUs will vest unless Verizon’s average annual ROE meets the minimum threshold percentage of 10%. If Verizon’s average annual ROE meets the target percentage of 15%, 100% of the nominal number of the PSUs granted will vest and a maximum of two times the nominal number of PSUs granted will vest if Verizon’s average annual ROE is at least 20% at the conclusion of the performance cycle. If Verizon’s average annual ROE during the five-year performance cycle is greater than 10% but less than 15%, or is greater than 15% but less than 20%, the Committee will determine the extent to which the PSUs will vest, provided that the vested percentage must be between 50% and 100% and between 100% and 200%, respectively.

The RSUs represent shares of Verizon common stock that become payable at the end of the five-year performance cycle ending on July 31, 2016, provided that Mr. McAdam remains actively employed throughout the cycle, subject to the terms of the award agreement.

The PSUs and RSUs that vest at the end of the five-year performance cycle, including accrued dividend equivalents on the vested portion of the grant, will be settled in shares of Verizon common stock. To the extent any Verizon common stock is issued, the award agreements require that Mr. McAdam hold such shares for at least two years following the vesting date unless he dies or becomes disabled. The grant date fair values of the PSU award and the RSU award were approximately $7 million and approximately $3 million, respectively.

Other Elements of the Total Compensation Program

The Company also provides the named executive officers with certain limited personal benefits as generally described below. The Committee believes that these programs provide an important recruiting and retention tool that is a valuable component of Verizon’s overall compensation plan.

Transportation

The Company provides certain aircraft and ground transportation benefits to enhance the safety and security of the Chairman and CEO. These transportation benefits, even when classified as a perquisite, also serve business purposes as they frequently enhance the ability of the executive to attend to business matters while in transit. Additional information on Company-provided transportation is included in footnote 4 to the Summary Compensation Table on page 45.

[4]	As reported by Bloomberg.

Executive Life Insurance

The Company offers the named executive officers and other executives the opportunity to participate in an executive life insurance program in lieu of participation in the Company’s basic and supplemental life insurance programs. The executives who elect to participate in the executive life insurance program own the life insurance policy, and the Company provides an annual cash payment to the executives to defray a portion of the annual premiums. Additional information on this program is provided in footnote 4 to the Summary Compensation Table on page 45.

Financial Planning

The Company provides a voluntary Company-sponsored financial planning benefit program for the named executive officers and other executives. Additional information on this program is provided in footnote 4 to the Summary Compensation Table on page 45.

Retirement Benefits

Effective June 30, 2006, Verizon froze all future pension accruals under its management tax-qualified and supplemental defined benefit retirement plans. The Committee determined that guaranteed pay in the form of pension and supplemental executive retirement benefits was not consistent with the Company’s pay-for-performance culture. These legacy retirement benefits that were previously provided to Verizon’s named executive officers are described in more detail under the section entitled “Pension Plans” on pages 48-50.

During 2011, all of Verizon’s named executive officers were eligible to participate in the Company’s tax-qualified and nonqualified retirement savings plans. These plans are described in the section entitled “Defined Contribution Savings Plans” on pages 50-52.

Severance and Change in Control Benefits

The Committee believes that maintaining a competitive level of separation benefits is appropriate as part of an overall program designed to attract, retain and motivate the highest quality management team. However, the Committee does not believe that named executive officers should be entitled to receive cash severance benefits merely because a change in control transaction occurs. Therefore, the payment of cash severance benefits is triggered only by an actual or constructive termination of employment.

The Company was not a party to an employment agreement with any of the named executive officers in 2011. All senior managers of the Company (including each of the named executive officers other than the Chairman and CEO) are eligible to participate in the Verizon Senior Manager Severance Plan, which provides certain separation benefits to participants whose employment is involuntarily terminated without cause from the Company.

The severance plan is generally consistent with the terms and conditions of Verizon’s broad-based severance plan that is provided to all of Verizon’s management employees. Under the severance plan, if a participant has been involuntarily terminated without cause or, in the case of a named executive officer, if the independent members of the Board determine that there has been a qualifying separation, the participant is eligible to receive a lump-sum cash separation payment equal to a multiple of his or her base salary and target short-term incentive opportunity, along with continuing medical coverage for the applicable severance period. To the extent that a senior manager is eligible for severance benefits under any other arrangement, that person will not be eligible for any duplicative benefits under the severance plan. The plan does not provide for any severance benefits based upon a change in control of the Company.

Under the plan, the named executive officers (other than the Chairman and CEO) are eligible to receive a cash separation payment based on a formula equal to two times the sum of their base salary and target short-term incentive opportunity. Other senior manager participants are eligible to receive a cash separation payment based on a formula equal to between 0.75 and two times their base salary and target short-term incentive opportunity depending on their position at the time of their separation from employment. In order to be eligible for any severance benefits, participants must execute a release satisfactory to Verizon and agree not to compete or interfere with any Verizon business for a period of one year after their separation from employment.

Mr. Seidenberg retired from the Company effective December 31, 2011. Mr. Seidenberg was not eligible to participate in the severance plan nor was he eligible to receive any other cash separation payments from the Company upon his retirement. See the section entitled “Potential Payments Upon Termination or Change in Control – Retirement of Mr. Seidenberg” on pages 56-57 for a description of the benefits that Mr. Seidenberg became entitled to receive upon his retirement.

Consistent with the Committee’s belief that named executive officers should not be entitled to receive cash severance benefits merely because a change in control transaction occurs, in 2009 the Long-Term Plan was amended to eliminate “single trigger” accelerated vesting and payment of outstanding awards in connection with a change in control of Verizon. Under the amended plan, if, in the twelve months following a change in control the participant’s employment is terminated by Verizon without cause, all then-unvested PSUs will fully vest at target level performance, all then-unvested RSUs will fully vest and PSUs and RSUs (including accrued dividend equivalents) will become payable on the regularly scheduled payment date after the end of the applicable award cycle.

None of the named executive officers is eligible for any tax gross-up payment with respect to the excise tax liability under Internal Revenue Code Section 4999 related to any Section 280G excess parachute payments.

Stock Ownership Guidelines

To further align the interests of Verizon’s management with those of its shareholders, the Committee has approved guidelines that require each named executive officer and other executives to maintain certain stock ownership levels.

•	The guidelines require the CEO to maintain share ownership equal to at least seven times his base salary and require the other named executive officers to maintain share ownership equal to at least four times their base salaries.
•	The guidelines also prohibit an executive from short-selling or engaging in any financial activity where they would benefit from a decline in Verizon’s stock price.

In determining whether an executive meets the required ownership level, the calculation includes any shares held by the executive directly or through a broker, shares held through the Verizon tax-qualified savings plan or the Verizon nonqualified savings plan and other deferred compensation plans and arrangements that are valued by reference to Verizon’s stock. The calculation does not include any unvested PSUs or RSUs.

Recovery of Incentive Payments

The Committee believes that it is appropriate that the Company’s compensation plans and agreements provide for financial penalties to an executive who engages in fraudulent or other inappropriate conduct. Accordingly, the Committee has adopted a policy that enables the Company to recapture and cancel certain incentive payments received by an executive who has engaged in financial misconduct. The Committee reviews this policy from time to time and will refine the current policy to take into account changes in applicable law, including, for example, any changes that may be required under the Dodd-Frank Act.

Shareholder Approval of Certain Severance Arrangements

Because the Committee believes that shareholders should have input in the Company’s executive compensation program, the Committee has maintained a policy, last revised in 2007, of seeking shareholder approval or ratification of any new employment agreement or severance agreement with an executive officer that provides for a total cash value severance payment exceeding 2.99 times the sum of the executive’s base salary plus Short-Term Plan incentive target opportunity. The policy defines severance pay broadly to include payments for any consulting services, payments to secure a non-compete agreement, payments to settle any litigation or claim, payments to offset tax liabilities, payments or benefits that are not generally available to similarly-situated management employees and payments in excess of, or outside, the terms of a Company plan or policy.

Tax and Accounting Considerations

Federal income tax law generally prohibits publicly-held companies from deducting compensation paid to a named executive officer (other than a chief financial officer) that exceeds $1 million during the tax year unless it is based upon attaining pre-established performance measures that are set by the Committee pursuant to a plan approved by the Company’s shareholders. The Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its shareholders including determining when to request shareholder approval of the Verizon incentive plans and when to award compensation that may not qualify for a tax deduction. The Committee considered the desirability of tax deductibility for performance-based executive compensation in determining to submit the Long-Term Plan to the shareholders for approval in 2009.

Compensation paid to the named executive officers under the Short-Term Plan is intended to meet the performance-based exception for deductibility under the tax laws. Any compensation paid to a named executive officer (other than the chief financial officer) with respect to the 2009-2011 performance cycle under the Long-Term Plan would not be deductible because at the time the awards were granted, the categories of performance measures under the Long-Term Plan had not been approved by Verizon’s shareholders. Management has advised the Committee that not having a tax deduction for payments to the named executive officers (other than the chief financial officer) under the Long-Term Plan for this performance cycle is not expected to be material to Verizon’s overall tax liability. With shareholder approval of Verizon’s Long-Term Plan in 2009, the Company believes the Long-Term Plan once again meets the performance-based exception, and future performance-based awards paid to a named executive officer (other than the chief financial officer) under the Long-Term plan will be deductible until such time as shareholder approval of the Long-Term Plan is once again required under the tax laws.

The Committee also considers the effect of certain accounting rules that apply to the various aspects of the compensation program available to the named executive officers. The Committee reviews potential accounting effects in determining whether its compensation actions are in the best interests of the Company and its shareholders. The Committee has been advised by management that the impact of the variable accounting treatment required for long-term incentive awards that are payable in cash (as opposed to fixed accounting treatment for awards that are payable in shares) will depend on future stock performance.

Compensation Tables

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards[1] ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation[2] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($) (h)	All Other Compensation[4] ($) (i)	Total ($) (j)
Lowell C. McAdam*	2011	1,400,000	0	18,750,099	0	2,362,500	127,181	480,719	23,120,499
Chairman & CEO	2010	913,462	0	4,307,642	0	1,736,538	28,410	209,848	7,195,900
	2009	825,000	0	8,156,404	0	696,094	310,755	284,534	10,272,787

Daniel S. Mead	2011	725,000	0	3,806,258	0	734,063	175,217	220,103	5,660,641
Executive Vice President &	2010	598,077	0	2,565,964	0	815,625	68,475	133,690	4,181,831
President & CEO
Verizon Wireless Joint Venture

Virginia Ruesterholz	2011	700,000	0	3,675,035	0	708,750	174,941	142,625	5,401,351
Executive Vice President	2010	700,000	0	3,123,791	0	787,500	93,220	118,934	4,823,445

Francis J. Shammo	2011	675,000	0	3,543,775	0	683,438	4,499	144,351	5,051,063
Executive Vice President & CFO	2010	611,538	0	2,677,535	0	759,375	5,024	106,416	4,159,888

Randal S. Milch	2011	621,154	0	3,125,042	0	632,813	61,182	126,026	4,566,217
Executive Vice President &
General Counsel

Ivan G. Seidenberg*	2011	2,100,000	0	19,548,757	0	3,543,750	341,654	920,946	26,455,107
Former Chairman & CEO	2010	2,100,000	0	24,937,737	0	3,937,500	264,610	707,644	31,947,491
	2009	2,100,000	0	17,962,893	0	2,953,125	521,924	880,282	24,418,224
*	Mr. McAdam became CEO on August 1, 2011, when Mr. Seidenberg stepped down from that position. Mr. Seidenberg resigned from his position as Chairman effective at the close of business on December 31, 2011 and Mr. McAdam assumed that position at that time. Mr. Seidenberg retired from the Company on December 31, 2011.
[1]

The amounts in this column reflect the grant date fair value of the PSUs and RSUs computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the grant date. The grant date fair value of PSUs granted to the named executive officers in the designated year as part of Verizon’s annual long term incentive award program and, in the case of Mr. McAdam, the special PSU award granted in 2011 in connection with his appointment to CEO and the special PSU award granted in 2009 in connection with the Company’s succession plan, has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believed was most likely to be achieved under the grants on the grant date. The following table reflects the grant date fair value of these PSUs, as well as the maximum grant date fair value of these awards based on the closing price of Verizon’s common stock on the grant date if, due to the Company’s performance during the applicable performance cycle, the PSUs vested at their maximum level:

	Grant Date Fair Value of PSUs					Maximum Value of PSUs
Name	2009 ($)	2009 Special Award ($)	2010 ($)	2011 ($)	2011 Special Award ($)	2009 ($)	2009 Special Award ($)	2010 ($)	2011 ($)	2011 Special Award ($)
Mr. McAdam	2,193,905	4,500,000	2,584,573	5,250,034	7,000,031	4,387,810	9,000,000	5,169,146	10,500,068	14,000,062
Mr. Mead	NA	NA	1,539,578	2,283,755	NA	NA	NA	3,079,156	4,567,510	NA
Ms. Ruesterholz	NA	NA	1,874,263	2,205,028	NA	NA	NA	3,748,526	4,410,056	NA
Mr. Shammo	NA	NA	1,606,515	2,126,265	NA	NA	NA	3,213,030	4,252,530	NA
Mr. Milch	NA	NA	NA	1,875,025	NA	NA	NA	NA	3,750,050	NA
Mr. Seidenberg	11,079,000	NA	11,156,252	7,875,033	NA	22,158,000	NA	22,312,504	15,750,066	NA

The amounts in the Stock Awards column for Mr. Seidenberg also include $6,423,690 for 2011, $13,781,485 for 2010 and $6,883,893 for 2009, respectively, representing the value of the portions of Mr. Seidenberg’s 2009-2011, 2008-2010 and 2007-2009 PSU awards that were earned by Mr. Seidenberg as a result of his achievement of strategic initiatives. The amount for the 2009-2011 PSU award is also reported in the Grants of

Plan-Based Awards Table and the Option Exercises and Stock Vested Table and related narrative and is described in the Compensation Discussion and Analysis section of this proxy statement. The amounts for the 2008-2010 and 2007-2009 PSU awards were previously reported in the Option Exercises and Stock Vested Tables and related narratives and described in the Compensation Discussion and Analysis sections of the 2011 Definitive Proxy Statement and the 2010 Definitive Proxy Statement, respectively.

[2]	The amounts in this column for 2011 reflect the 2011 Short-Term Plan award paid to the named executive officers in February 2012 as described on pages 34-36.
[3]

The amounts in this column for 2011 reflect the sum of the change in the actuarial present value of the accumulated benefit under the defined benefit plans and the above-market earnings on amounts held in nonqualified deferred compensation plans as follows: $97,513 and $29,668 for Mr. McAdam; $109,342 and $65,875 for Mr. Mead; $138,191 and $36,750 for Ms. Ruesterholz; $31,647 and $29,535 for Mr. Milch; and $35,997 and $305,657 for Mr. Seidenberg. Mr. Shammo is not eligible for pension benefits. Accordingly, the amounts shown in this column for 2011 for Mr. Shammo reflect above market earnings only. Verizon’s defined benefit plans were frozen as of June 30, 2006, and Verizon stopped all future benefit accruals under these plans as of that date. All accruals under the Verizon Wireless pension plan were frozen as of December 31, 2006.

[4]	The following table provides the detail for 2011 compensation reported in the “All Other Compensation” column:

Name	Personal Use of Company Aircraft[a] ($)	Personal Use of Company Vehicle[b] ($)	Company Contributions to the Qualified Savings Plan ($)	Company Contributions to the Nonqualified Deferral Plan ($)	Company Contributions to the Life Insurance Benefit[c] ($)	Other[d] ($)	All Other Compensation Total ($)
Mr. McAdam	110,204	1,937	18,987	215,580	134,011	0	480,719
Mr. Mead	0	0	14,700	117,307	70,801	17,295	220,103
Ms. Ruesterholz	0	0	18,987	96,294	27,344	0	142,625
Mr. Shammo	0	0	18,988	91,066	24,297	10,000	144,351
Mr. Milch	0	0	18,987	78,362	18,677	10,000	126,026
Mr. Seidenberg	216,660	10,894	18,988	448,918	206,672	18,814	920,946
[a]

The aggregate incremental cost of the personal use of a Company aircraft is determined by multiplying the total 2011 personal flight hours by the incremental aircraft cost per hour. The incremental aircraft cost per hour is derived by adding the annual aircraft maintenance costs, fuel costs, aircraft trip expenses and crew trip expenses, and then dividing by the total annual flight hours.

[b]

The aggregate incremental cost of the personal use of a Company vehicle is determined by (i) calculating the incremental vehicle cost per mile by dividing the annual lease and fuel costs by the total annual miles; (ii) multiplying the total 2011 personal miles by the incremental vehicle cost per mile; and (iii) adding the incremental driver cost (the 2011 driver hours for personal use multiplied by the driver’s hourly rate).

[c]

Executive life insurance is available to executives on a voluntary basis. Executives who choose to participate in this program are excluded from the basic and supplemental life insurance programs that Verizon provides to management employees. The executive owns the insurance policy and is responsible for paying the premiums. However, Verizon pays each executive an amount, which is shown in this column, that is equal to a portion of the premium. Executives who choose not to participate in the executive life insurance plan do not receive that payment. For Messrs. McAdam, Mead, Shammo and Milch the executive life insurance policy provides a death benefit equal to two times the sum of the executive’s base salary plus his short-term incentive opportunity at the threshold level if the executive dies before a designated date. For Messrs. McAdam, Mead and Shammo, this date is the latest of the participant’s retirement date, the date on which the participant reaches age 60 or the fifth anniversary of plan participation. For Mr. Milch, this date is the earlier of five years post-retirement or the date on which he reaches age 65. For Mr. Seidenberg and Ms. Ruesterholz the executive life insurance policy provides for a death benefit equal to approximately $10 million and $4.0 million, respectively, subject to 5% annual benefit increases if the executive is both active and age 60 or younger as a result of the preservation of benefits under a predecessor company’s plan.

[d]

This column represents the total amount of other perquisites and personal benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of all perquisites. These other benefits consist of: (i) for Messrs. Shammo and Milch financial planning services; (ii) for Mr. Mead financial planning services and personal travel; and (iii) for Mr. Seidenberg, financial planning services in 2011 and amounts he became entitled to receive upon his retirement for financial planning services. The Company provides each of the named executive officers who elect to participate in the program with a financial planning benefit equal to the Company’s payment for the services, up to $10,000. The aggregate incremental cost of personal travel for Mr. Mead is equal to the direct expense related to Mr. Mead’s spouse’s attendance at a business event at the request of the Company. These expenses include lodging, ground transportation, meals and other travel-related items.

Plan-Based Awards

The following table provides information about the 2011 awards granted under the Short-Term Plan and the Long-Term Plan to each named executive officer.

Grants of Plan-Based Awards

Name (a)	Type of Award[1]	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units[4] (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[5] ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. McAdam	STIP	—	1,750,000	2,625,000	3,500,000
	PSU	2/3/2011				72,156	144,311	288,622				5,250,034
	PSU	8/1/2011				97,575	195,150	390,300				7,000,031
	RSU	2/3/2011							96,207			3,500,011
	RSU	8/1/2011							83,636			3,000,023
Mr. Mead	STIP	—	543,750	815,625	1,087,500
	PSU	2/3/2011				31,388	62,775	125,550				2,283,755
	RSU	2/3/2011							41,850			1,522,503
Ms. Ruesterholz	STIP	—	525,000	787,500	1,050,000
	PSU	2/3/2011				30,306	60,611	121,222				2,205,028
	RSU	2/3/2011							40,407			1,470,007
Mr. Shammo	STIP	—	506,250	759,375	1,012,500
	PSU	2/3/2011				29,223	58,446	116,892				2,126,265
	RSU	2/3/2011							38,964			1,417,510
Mr. Milch	STIP	—	468,750	703,125	937,500
	PSU	2/3/2011				25,770	51,540	103,080				1,875,025
	RSU	2/3/2011							34,360			1,250,017
Mr. Seidenberg	STIP	—	2,625,000	3,937,500	5,250,000
	PSU	2/3/2011				108,233	216,466	432,932				7,875,033
	PSU	12/31/2011					160,112					6,423,690	[6]
	RSU	2/3/2011							144,311			5,250,034

[1]	These awards are described in the Compensation Discussion and Analysis on pages 34-40.
[2]	The actual amount awarded in 2011 was paid in February 2012 and is shown in column (g) of the Summary Compensation Table on page 44.
[3]

These columns reflect the potential payout range of PSU awards granted in 2011. The February 3, 2011 grants are the grants made in accordance with the Company’s annual compensation process, as described on pages 37-38. The August 1, 2011 grant to Mr. McAdam is the grant associated with his appointment to CEO, as described on page 40. With respect to the February 3, 2011 PSU grants, at the conclusion of the three-year performance cycle, payouts can range from 0% to 200% of the target number of units awarded based on Verizon’s relative TSR position as compared with the Related Dow Peers, as described in more detail on page 38. PSUs and the applicable dividend equivalents are paid only if Verizon’s relative TSR meets or exceeds threshold performance objectives. When dividends are distributed to shareholders, dividend equivalents are credited on the PSU awards in an amount equal to the dollar amount of dividends on the total number of PSUs credited as of the dividend distribution date and divided by the fair market value of the Company’s common stock on that date. With respect to the August 1, 2011 PSU grant to Mr. McAdam, the number of PSUs that vest at the end of the five-year performance cycle will be determined based on Verizon’s average annual ROE during the performance cycle, and the final award will include dividend equivalents that accrue on the vested portion of the award. No PSUs will vest unless Verizon’s average annual ROE meets the minimum threshold of 10%. If Verizon’s average annual ROE meets the target percentage of 15%, 100% of the nominal number of the PSUs granted will vest. A maximum of two times the nominal number of PSUs granted will vest if Verizon’s average annual ROE is at least 20% at the conclusion of the performance cycle. If Verizon’s average annual ROE during the five-year performance cycle is greater than 10% but less than 15%, or is greater than 15% but less than 20%, the Committee will determine the extent to which the PSUs will vest, provided that the vested percentage must be between 50% and 100% and between 100% and 200%, respectively.

[4]

This column reflects the RSU awards granted in 2011 to the named executive officers. When dividends are distributed to shareholders, dividend equivalents are credited on the RSU awards in an amount equal to the dollar amount of dividends on the total number of RSUs credited as of the dividend distribution date and divided by the fair market value of the Company’s common stock.

[5]

This column reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the grant date. For PSUs, the grant date fair value has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believes is the most likely to be achieved under the grants.

[6]

This reflects the portion of Mr. Seidenberg’s 2009-2011 PSU award that he earned as a result of his achievement of strategic initiatives during the three-year performance period ending on December 31, 2011 in accordance with the terms of his 2009-2011 PSU award that was approved in early 2009, as described on pages 39-40. This amount was paid in February 2012. This amount was also included in the amount reported for Mr. Seidenberg for 2011 in column (e) of the Summary Compensation Table on page 44.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested[1] (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3] (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($) (j)	Grant Date
Mr. McAdam[5]	420,863	0	0	13.89	3/31/2014	0	0	246,580	9,892,790	12/18/2009
						68,539	2,749,785	205,614	8,249,234	2/4/2010
						100,134	4,017,376	300,404	12,052,208	2/3/2011
						84,783	3,401,494	395,651	15,873,518	8/1/2011
Mr. Mead	0	0	0	0	0	42,277	1,696,153	126,831	5,088,460	2/4/2010
						43,558	1,747,547	130,675	5,242,681	2/3/2011
Ms. Ruesterholz	52,420	0	0	45.23	1/23/2012	51,468	2,064,896	154,402	6,194,608	2/4/2010
	30,472	0	0	35.81	2/2/2013	42,057	1,687,327	126,171	5,061,981	2/3/2011
Mr. Shammo	0	0	0	0	0	44,115	1,769,894	132,345	5,309,681	2/4/2010
						40,555	1,627,067	121,664	4,881,160	2/3/2011
Mr. Milch	62,431	0	0	45.23	1/23/2012	40,264	1,615,392	120,791	4,846,135	2/4/2010
						35,763	1,434,812	107,288	4,304,395	2/3/2011
Mr. Seidenberg	810,421	0	0	45.23	1/23/2012	0	0	919,054	36,872,446	2/4/2010
	529,804	0	0	35.81	2/2/2013	150,202	6,026,104	450,606	18,078,313	2/3/2011
	504,077	0	0	34.15	2/3/2014

[1]

The annual 2010 and 2011 RSU awards vest on December 31, 2012 and December 31, 2013, respectively. Mr. McAdam’s 2011 special RSU award vests on July 31, 2016. RSUs accrue quarterly dividends that are reinvested into the participant’s account as additional RSUs and will be included in the final RSU payment if the awards vest. This column includes dividend equivalent units that have accrued through December 31, 2011.

[2]	This column represents the value of the RSU awards listed in column (g) based on a share price of $40.12, the closing price of Verizon’s common stock on December 30, 2011.
[3]

The 2010 and 2011 PSU awards vest on December 31, 2012 and December 31, 2013, respectively. Mr. McAdam’s 2009 Special PSU award vests on December 31, 2012, and his 2011 Special PSU award vests on July 31, 2016. PSUs accrue quarterly dividends that are reinvested into the participant’s account as additional PSUs. PSUs and the applicable dividend equivalents are paid to the extent that Verizon’s performance meets or exceeds the applicable threshold performance objectives. As required by SEC rules, the number of units in this column represents the 2010 PSU awards at maximum value, the 2011 PSU awards at maximum value, Mr. McAdam’s 2009 Special PSU Award at the top end of the vesting range, and Mr. McAdam’s 2011 Special PSU Award at the maximum value, in each case including accrued dividend equivalents through December 31, 2011 that will be paid to the executives if the awards vest at the indicated levels.

[4]	This column represents the value of the PSU awards listed in column (i) based on a share price of $40.12, the closing price of Verizon’s common stock on December 30, 2011.
[5]

Each option award listed for Mr. McAdam represents unexercised partnership value appreciation rights granted by Verizon Wireless, his employer on the date the rights were granted. When he exercises these rights he will receive a cash amount equal to the difference between the then current value of the corresponding Verizon Wireless partnership rights over the exercise price for such rights as reported in the table. The Option Awards section of the table shows the number of unexercised partnership value appreciation rights held by Mr. McAdam at year-end, the exercise price and expiration date of the award. The values in the Stock Awards section of the table are attributable to grants of Verizon RSU and PSU awards.

Value Realized from Stock Options and Certain Stock-Based Awards

The following table reports the number of options that the named executive officers exercised in 2011 and the value realized from the vesting of the following stock-based awards:

•	2009 PSUs that vested on December 31, 2011; and
•	2009 RSUs that vested on December 31, 2011 for Mr. McAdam, Mr. Mead, Ms. Ruesterholz, Mr. Shammo and Mr. Milch.

In 2012, based on the Company’s relative TSR, the Committee, and for Messrs. McAdam and Seidenberg the independent members of the Board, approved a payment of 75% of the target number of PSU awards granted for the 2009-2011 performance cycle for all participants, including the named executive officers. The Committee and the independent members of the Board also approved the portion of Mr. Seidenberg’s 2009 PSU award relating to strategic initiatives as described on pages 39-40. The values of the 2009 PSU awards for Mr. McAdam, Mr. Mead, Ms. Ruesterholz, Mr. Shammo, Mr. Milch and Mr. Seidenberg were $2,688,431, $1,710,749, $2,183,156, $1,485,860, $1,784,517 and $20,000,000, respectively, and the value of the 2009 RSUs for Mr. McAdam, Mr. Mead, Ms. Ruesterholz, Mr. Shammo and Mr. Milch were $2,389,548, $1,520,668, $1,940,584, $1,320,952 and $1,586,407, respectively.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting[1] (#) (d)	Value Realized on Vesting[1] ($) (e)
Mr. McAdam	0	0	126,570	5,077,979
Mr. Mead	0	0	80,544	3,231,417
Ms. Ruesterholz	10,000	42,900	102,785	4,123,740
Mr. Shammo	0	0	69,960	2,806,812
Mr. Milch	14,388	52,237	84,021	3,370,924
Mr. Seidenberg	0	0	498,504	20,000,000
[1]	The amounts include dividend equivalents that were credited on the PSU and RSU awards that vested on December 31, 2011 in accordance with the terms of the awards.

Pension Plans

Effective June 30, 2006, Verizon froze all future pension accruals under its management tax-qualified and nonqualified defined benefit pension plans. All accruals under the Verizon Wireless defined benefit retirement plan (tax-qualified and nonqualified) were frozen as of December 31, 2006. Each of the named executive officers other than Mr. Shammo is eligible for a frozen pension benefit.

Verizon Management Pension Plan and Verizon Excess Pension Plan.  The Verizon Management Pension Plan is a tax-qualified defined benefit pension plan and the Verizon Excess Pension Plan is a nonqualified defined benefit pension plan. Messrs. Mead, Milch and Seidenberg and Ms. Ruesterholz are eligible for benefits under the Verizon Management Pension Plan and the Verizon Excess Pension Plan. Mr. McAdam is not eligible for benefits under either of these plans because he was employed by Verizon Wireless prior to January 1, 2007. Under the Verizon Management Pension Plan and the Verizon Excess Pension Plan, the normal retirement age is age 65 with at least 5 years of service and the early retirement age for unreduced benefits is age 55 with 15 or more years of service, and total age plus years of service equal to at least 75. Mr. Seidenberg is eligible for normal retirement benefits, and Mr. Mead and Ms. Ruesterholz are eligible for early retirement benefits under the Verizon Management Pension Plan. For Messrs. Mead, Milch and Seidenberg and Ms. Ruesterholz, their benefit under the Verizon Excess Pension Plan is based on the cash balance formula noted below, and each of them is vested in the benefit.

Until June 30, 2006, Mr. Seidenberg and Ms. Ruesterholz earned pension benefits under either (i) a cash balance formula that provided for retirement pay credits equal to between four and seven percent (depending on age and service) of annual eligible pay for each year of service or (ii) a highest average pay formula based on 1.35% of the executive’s average annual eligible pay for the five highest consecutive years for each year of service. Until June 30, 2006, Mr. Milch earned pension benefits under the cash balance formula. Under the cash balance formula, a participant’s account balance is also credited with monthly interest based upon the prevailing market yields on certain U.S. Treasury obligations. Eligible pay under the Verizon Management Pension Plan consisted of the employee’s base salary and the short-term incentive award, up to the IRS qualified plan compensation limit. Pension benefits for all eligible pay in excess of the IRS limit were provided under the Verizon Excess Pension Plan based on the cash balance formula. At the time that the tax-qualified and nonqualified pension plans were frozen to future pension accruals on June 30, 2006, plan participants were provided with a one-time additional 18 months of benefits as a transition matter.

As a former employee of GTE Wireless Incorporated, Mr. Mead earned a pension benefit under the Verizon Management Pension Plan based on the better of two highest average pay formulas. The first formula was based on 1.35% of his average annual eligible pay for the five highest consecutive eligible years of service. The second formula was based on eligible pay for the five highest consecutive eligible years of service and was integrated with social security, with a 1.15% accrual for eligible pay under the social security integration level and a 1.45% accrual above the social security integration level. Both of these formulas were discontinued on May 31, 2004 for former GTE Wireless Incorporated employees employed by Verizon Wireless, and Mr. Mead ceased to accrue a pension under those formulas on May 31, 2004. Effective October 23, 2005, Mr. Mead transferred from Verizon Wireless to Verizon, and he started to again earn a pension under the better of (i) the 1.35% highest average pay formula or (ii) the cash balance formula. Mr. Mead’s service with Verizon Wireless from June 1, 2004 through October 22, 2005 was excluded from any pension calculation. As noted above, accruals under the 1.35% highest average pay formula and cash balance formula were frozen effective June 30, 2006.

At the time of Mr. Mead’s transfer from Verizon Wireless to Verizon effective October 23, 2005, the value of his nonqualified benefit was determined as a lump sum, and a nonqualified cash balance account was created under the Verizon Excess Pension Plan using this value as the opening balance as of November 1, 2005. Mr. Mead earned retirement pay credits equal to 7% (based on age and eligible service) of annual eligible pay in excess of the pay cap for each year of service after October 23, 2005, including monthly interest credits. As noted above, accruals under the nonqualified cash balance formula were frozen effective June 30, 2006.

Verizon Wireless Retirement Plan.  In 2001, Verizon Wireless consolidated the pension plans of several predecessor companies under the Verizon Wireless Retirement Plan. Mr. McAdam is entitled to both a tax-qualified and a nonqualified pension benefit under this plan. Mr. McAdam’s tax-qualified pension benefit was determined under two formulas: (i) for the period from January 1, 2001 until May 31, 2004, a cash balance formula that provided pay credits equal to two percent of annual eligible pay up to the IRS compensation limit (under the cash balance formula, a participant’s account balance is also credited on an ongoing basis with interest credits based upon the 30-year Treasury bond); and (ii) a final average pay formula based on 24 years of service multiplied by 1.45% of Mr. McAdam’s average annual eligible pay for the five final consecutive years for each year of service through the end of 2006. The normal retirement age under the Verizon Wireless Retirement Plan is 65. The early retirement age (for unreduced benefits) under the plan is 55. In 2008, the Verizon Wireless Retirement Plan was amended to recognize eligibility service and age increases for employees who transferred to Verizon on or after January 1, 2001. As a result, Mr. McAdam continues to earn service towards early retirement benefits, based on his frozen pension accrual service as of December 31, 2006. Mr. McAdam’s nonqualified plan benefit was determined using the 1.45% final average pay formula and was calculated based on 10 years of service and only included his eligible pay in excess of the IRS compensation limit through the end of 2006, at which time no further adjustments to eligible pay were recognized under the plan. For Mr. McAdam, eligible pay consisted of base salary and the short-term incentive award. No participant under the plan was eligible for cash balance credits under the nonqualified portion of the plan.

The following table illustrates the actuarial present value as of December 31, 2011 of pension benefits accumulated by the named executive officers, other than Mr. Shammo, who is not eligible for pension benefits.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit[1] ($) (d)	Payments During Last Fiscal Year ($) (e)
Mr. McAdam	Verizon Wireless Retirement Plan - Qualified	28	1,112,334	0
	Verizon Wireless Retirement Plan - Nonqualified	10	1,678,509	0
Mr. Mead	Verizon Management Pension Plan	33	1,141,507	0
	Verizon Excess Pension Plan	6	3,349,845	0
Ms. Ruesterholz	Verizon Management Pension Plan	28	848,433	0
	Verizon Excess Pension Plan	7	167,657	0
Mr. Milch	Verizon Management Pension Plan	18	176,491	0
	Verizon Excess Pension Plan	7	108,146	0
Mr. Seidenberg	Verizon Management Pension Plan	46	1,699,897	0
	Verizon Excess Pension Plan	7	1,316,676	0

[1]

The values are based on the assumptions for the actuarial determination of pension benefits as required by the relevant accounting standards as described in note 11 to the Company’s consolidated financial statements for the year ended December 31, 2011, as included in the Company’s 2011 Annual Report to Shareowners. However, in accordance with the requirements for this table, the values are calculated using the executive’s retirement at the earliest age at which he or she can retire without having the retirement benefit reduced under the plan. For Mr. McAdam, the assumptions are generally the same as described above.

Defined Contribution Savings Plans

The named executive officers are participants in the Company’s tax-qualified defined contribution savings plan, the Verizon Management Savings Plan, which is referred to as the Savings Plan, and its nonqualified defined contribution savings plan, the Verizon Executive Deferral Plan, which is referred to as the Deferral Plan. The named executive officers participate in these plans on the same terms as other participants in these plans.

Under the terms of the Savings Plan, participants are eligible to defer up to 16% of their eligible pay into the Savings Plan up to the IRS qualified plan compensation limit. Verizon provides a matching contribution equal to 100% of the first 6% of eligible pay that any participant contributes to the Savings Plan. Under the Deferral Plan, a participant may defer up to 100% of base salary in excess of the IRS qualified plan compensation limit, short-term incentive compensation and long-term incentive compensation. Verizon provides a matching contribution equal to 100% of the first 6% of base salary and short-term incentive compensation that a participant contributes to the Deferral Plan. Deferrals of long-term incentive compensation, such as PSUs and RSUs, are not eligible for Company matching contributions. Participants in the Savings Plan and the Deferral Plan are eligible for an additional discretionary matching contribution of up to 3% of eligible pay, in the case of the Savings Plan, and eligible deferrals, in the case of the Deferral Plan. In determining whether to make a discretionary matching contribution, the Committee uses the same criteria it uses to determine the short-term incentive award paid to employees at the corporate level. For example, if the Short-Term Plan award for corporate employees is paid at target, employees who participate in the Savings Plan and employees who participate in the Deferral Plan would be eligible for up to an additional 2% in Company matching contributions. Employees must contribute at least 6% of their eligible pay to the Savings Plan and the Deferral Plan in order to be eligible for the full discretionary matching contribution. For 2011, the discretionary matching contribution was 1.5%.

Messrs. McAdam, Mead and Shammo were participants in the Verizon Wireless Executive Deferral Plan while they were employed at Verizon Wireless. Under the Verizon Wireless Executive Deferral Plan, a participant may defer up to 100% of base salary in excess of the IRS qualified plan compensation limit and short-term incentive compensation. Verizon Wireless provides a matching contribution equal to 100% of the first 6% of base salary and short-term incentive compensation that a participant contributes to the plan. Participants are eligible for an additional discretionary profit-sharing contribution to the Verizon Wireless Executive Deferral Plan of up to 3% of eligible pay and eligible deferrals. In determining whether to make a profit-sharing contribution, the Verizon Wireless Human Resources Committee uses the same criteria it uses to determine the short-term incentive award paid to employees at the company level.

Participants in the Deferral Plan and the Verizon Wireless Executive Deferral Plan may elect to invest their deferrals in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services or in the other hypothetical investment options available to all plan participants under the Savings Plan. Participants in the Deferral Plan and the Verizon Wireless Executive Deferral Plan may generally elect to receive their benefits in a lump sum or installments, commencing on a separation from service or specific date elected by the participant.

Messrs. Mead, Milch and Seidenberg and Ms. Ruesterholz also have account balances under the Income Deferral Plan (referred to as the IDP). The IDP is a nonqualified deferred compensation plan that was the predecessor to the Deferral Plan. The IDP was amended to freeze the accrual of benefits under the plan as of the close of business on December 31, 2004. Participants in the IDP no longer accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. No new deferrals were permitted after 2004. Participants retain the ability to invest their frozen accounts in the investment options available under the plan. Participants in the IDP do not receive matching contribution credits or retirement credits under the plan.

Messrs. McAdam, Mead, and Shammo also have account balances under the Verizon Wireless Executive Savings Plan (referred to as the ESP). The ESP is a nonqualified deferred compensation plan that was the predecessor to the Verizon Wireless Executive Deferral Plan. The ESP was amended to freeze the accrual of benefits under the plan as of the close of business on December 31, 2004. Participants in the ESP no longer accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. No new deferrals were permitted after 2004. Participants retain the ability to invest their frozen accounts in the investment options available under the ESP. Participants in the ESP do not receive matching contribution credits or retirement credits under the plan.

The following table shows the 2011 account activity for each named executive officer and includes each executive’s contributions, Company matching contributions, earnings, withdrawals and distributions and the aggregate balance of his or her total deferral account as of December 31, 2011.

Nonqualified Deferred Compensation

Name (a)		Executive Contributions in Last FY1 ($) (b)	Registrant Contributions in Last FY2 ($) (c)	Aggregate Earnings in Last FY3 ($) (d)	Aggregate Withdrawals/ Distributions[4] ($) (e)	Aggregate Balance at Last FYE[4] ($) (f)
Mr. McAdam	Verizon Executive Deferral Plan	173,493	215,580	315,445	0	3,521,134
	Verizon Wireless Executive Deferral Plan	0	0	21,352	0	419,357
	Verizon Wireless Executive Savings Plan	0	0	101,532	0	1,994,111
Mr. Mead	Verizon Executive Deferral Plan	3,399,271	93,747	716,095	0	9,887,641
	Verizon Income Deferral Plan	0	0	13,473	0	265,142
	Verizon Wireless Executive Deferral Plan	0	23,560	87,877	0	1,731,460
	Verizon Wireless Executive Savings Plan	0	0	81,666	0	1,351,849
Ms. Ruesterholz	Verizon Executive Deferral Plan	3,384,298	96,294	542,153	630,275	6,464,496
	Verizon Income Deferral Plan	0	0	244,978	0	3,168,871
Mr. Shammo	Verizon Executive Deferral Plan	88,563	91,066	318,231	109,716	2,357,202
	Verizon Wireless Executive Deferral Plan	0	0	6,495	0	127,571
	Verizon Wireless Executive Savings Plan	0	0	119,091	0	1,079,586
Mr. Milch	Verizon Executive Deferral Plan	151,829	78,362	201,557	0	2,685,237
	Verizon Income Deferral Plan	0	0	334,009	0	4,587,800
Mr. Seidenberg	Verizon Executive Deferral Plan	347,550	448,918	750,371	0	8,210,273
	Verizon Income Deferral Plan	0	0	4,031,467	0	59,696,457
[1]

Of the amounts listed in this column, the following amounts are also included in the Summary Compensation Table in columns (c) and (j): for Mr. McAdam, $69,300; for Mr. Mead, $144,000; for Ms. Ruesterholz, $45,500; for Mr. Shammo, $43,000; for Mr. Milch, $22,454; and for Mr. Seidenberg, $111,300.

[2]	The amounts listed in this column are also included in columns (i) and (j) of the Summary Compensation Table.
[3]

Of the amounts listed in this column, the following amounts are also included in the Summary Compensation Table in columns (h) and (j): for Mr. McAdam, $29,668; for Mr. Mead, $65,875; for Ms. Ruesterholz, $36,750; for Mr. Shammo, $4,499; for Mr. Milch, $29,535; and for Mr. Seidenberg, $305,657.

[4]

The aggregate amounts shown in columns (e) and (f) include the following amounts that were reported as compensation to the named executive officer in the Summary Compensation Table in previous proxy statements of the registrant:

•	For Mr. McAdam, a total of $1,707,402 was reported (2008 to 2011);
•	For Mr. Mead, a total of $503,836 was reported (2010 to 2011);
•	For Ms. Ruesterholz, a total of $197,155 was reported (2010 to 2011);
•	For Mr. Shammo, a total of $129,055 was reported (2010 to 2011); and
•	For Mr. Seidenberg, a total of $42,141,677 was reported (2008 to 2011).

Potential Payments Upon Termination or Change in Control

The following summaries and tables describe and quantify the potential payments and benefits that would be provided to each of our named executive officers if a termination of employment or change in control of Verizon had occurred at the end of 2011 under Verizon’s compensation plans and agreements.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts earned during the term of employment. This includes amounts accrued and vested under our pension plans and nonqualified deferred compensation plans, which are reported in the “Pension Benefits” and “Nonqualified Deferred Compensation” tables above. Those benefits are not included in the summaries and tables below.

In addition, amounts earned under our 2011 Short-Term Plan awards and amounts earned under our 2009 Long-Term Plan awards are not included in the summaries or tables below. Amounts earned under our 2011 Short-Term Plan awards are discussed in the Compensation Discussion and Analysis on pages 34-36 and are reported in the Summary Compensation Table on page 44. Amounts earned under our 2009 Long-Term Plan awards are discussed in the Compensation Discussion and Analysis on pages 38-40 and are reported in the Option Exercises and Stock Vested table on page 48. If a named executive officer’s employment had terminated on December 31, 2011 for any reason other than for cause, the full amount of the 2011 Short-Term Plan award and the full amount of the 2009 Long-Term Plan awards, in each case to the extent earned, would have been payable. These amounts would be determined and payable at the same time as awards are determined and paid to participating employees generally under those plans. In the event of a termination for cause, no amount would have been payable under these awards.

Potential Payments Upon Qualifying Separation or Involuntary Termination Without Cause

Messrs. McAdam and Seidenberg.  As Chairman and CEO, Mr. McAdam is not eligible to participate in the Senior Manager Severance Plan described below. Mr. McAdam is also not a party to an employment agreement with Verizon or any other agreement that would provide him with cash severance benefits in the event his employment is involuntarily terminated by Verizon without cause. As the former Chairman and CEO, Mr. Seidenberg was also not eligible to participate in the Senior Manager Severance Plan. Mr. Seidenberg was also not a party to an employment agreement with Verizon or any other agreement that would have provided him with cash severance benefits in the event his employment was involuntarily terminated by Verizon without cause. Mr. Seidenberg retired from Verizon on December 31, 2011.

Senior Manager Severance Plan.  Verizon provides severance benefits to certain employees, including all of the named executive officers other than the Chairman and CEO, under its Senior Manager Severance Plan. Under the plan, a named executive officer is eligible to receive severance benefits if he or she experiences a “qualifying separation” from Verizon, which is generally defined as an involuntary termination by Verizon without cause, a voluntary termination by the executive solely due to the executive’s refusal to accept a qualifying reclassification or relocation (as those terms are defined in the plan) or a determination by the independent members of the Board that the named executive officer has incurred a qualifying separation. A severance benefit, if triggered, is payable to an executive only if the executive executes a release of claims against Verizon in the form satisfactory to Verizon and agrees not to compete or interfere with any Verizon business for a period of one year after termination from employment and always to protect Verizon’s trade secrets and proprietary information.

If a named executive officer incurs a qualifying separation under the plan, he or she is eligible to receive the following benefits: (i) a lump-sum cash separation payment equal to two times the sum of his or her base salary and target short-term incentive opportunity; and (ii) continued medical, dental and vision coverage for two years.

In addition, if the executive’s qualifying separation occurs prior to the last day of the year, the executive will receive a prorated Short-Term Plan award for the year in which the termination occurs, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are payable to participating employees generally under the plan. To the extent that an executive also becomes eligible for severance benefits under any outstanding agreement, plan or any other arrangement, the executive’s cash severance payment under the Senior Manager Severance Plan will be reduced on a dollar-for-dollar basis by the amount or single-sum value of the severance benefits payable to the executive under such other agreement, plan or arrangement.

Other Benefits.  Upon an involuntary termination of employment without cause, Messrs. Mead, Shammo, Milch and Ms. Ruesterholz would also be eligible to receive financial planning and outplacement services for one year following termination on the same basis as provided to other senior executives. Messrs. McAdam and Seidenberg would be eligible to receive financial planning services for one year following such a termination on the same basis as provided to other senior executives. Executives are not eligible to receive financial planning services unless they participate in the program in the year in which their employment terminates. In addition, under the terms of the executive life insurance plan, each named executive officer who is retirement eligible upon termination and who continues to pay the annual premiums on the life insurance policy owned by the executive would be eligible to receive an annual payment from Verizon to pay a portion of the annual premium until (i) in the case of Messrs. McAdam, Mead and Shammo, the latest of the executive’s attainment of age 60, the completion of 5 years of plan participation or qualifying retirement; (ii) in the case of Mr. Seidenberg and Ms. Ruesterholz, the later of the executive’s attainment of age 70 or 20 years of plan participation; or (iii) in the case of Mr. Milch, the later of the executive’s attainment of age 65 or 15 years of plan participation. Retirement eligibility is generally defined as having attained 75 points (age plus years of service) with at least 15 years of service.

Estimated Payments.  The following table shows Verizon’s estimate of the amount of benefits the named executive officers, other than Mr. Seidenberg, would have been entitled to receive had their employment been involuntarily terminated without cause or terminated for good reason on the last business day of 2011 and had incurred a qualifying separation under the Senior Manager Severance Plan. The actual payments and benefits that Mr. Seidenberg became entitled to receive upon his retirement on December 31, 2011, and the estimated payments under the other hypothetical termination scenarios, are discussed under the heading “Retirement of Mr. Seidenberg” on pages 56-57.

Name	Cash Separation Payment ($)	Continued Health Benefits[1] ($)	Outplacement Services ($)	Financial Planning[2] ($)	Executive Life Insurance Benefit ($)
Mr. McAdam	0	0	0	0	383,667
Mr. Mead	3,081,250	21,492	14,500	10,000	130,361
Ms. Ruesterholz	2,975,000	30,977	14,500	0	825,663
Mr. Shammo	2,868,750	30,977	14,500	10,000	191,767
Mr. Milch	2,656,250	30,977	14,500	10,000	148,773
[1]	The amounts reflect Verizon’s estimated cost of providing medical, dental and vision coverage for two years.
[2]

Mr. McAdam and Ms. Ruesterholz did not participate in the financial planning program in 2011 and, as a result, would have been ineligible to receive financial planning services if their employment had terminated on the last business day of 2011.

Potential Payments Upon Death, Disability or Retirement

Under the terms of the executive life insurance plan, the event of disability or a qualifying retirement, a named executive officer who continues to pay the annual premiums on the life insurance policy owned by the executive would be eligible to receive an annual payment from Verizon to pay a portion of the annual premium until: (i) in the case of Messrs. McAdam, Mead and Shammo, the latest of the executive’s attainment of age 60, the completion of 5 years of plan participation or qualifying retirement, (ii) in the case of Messrs. Seidenberg and Ms. Ruesterholz, the later of the executive’s attainment of age 70 or 20 years of plan participation; or (iii) in the case of Mr. Milch, the later of the executive’s attainment of age 65 or 15 years of plan participation.

Under the Short-Term Plan, if the named executive officer’s employment terminates due to death, disability or a qualifying retirement prior to the last day of the year, the executive would be eligible for a prorated Short-Term Plan award for the year in which the termination date occurred, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are generally payable to participating employees under the plan. As described above, if the executive’s employment terminates on the last day of the year for any reason other than for cause, the full amount of the Short-Term Plan award would have been payable.

In addition, upon death, disability or a qualifying retirement, each named executive officer would also be eligible to receive financial planning services for one year following termination on the same basis as provided to other senior executives. Executives are not eligible to receive financial planning services unless they participate in the program in the year in which their employment terminates. Upon disability, the named executive officers would also be eligible for disability benefits under the tax-qualified and nonqualified disability plans.

Estimated Payments.  The following table shows Verizon’s estimate of the amount of benefits the named executive officers, other than Mr. Seidenberg, would have been entitled to receive had their employment terminated due to death, disability or qualifying retirement on the last business day of 2011. The actual payments and benefits that Mr. Seidenberg became entitled to receive upon his retirement on December 31, 2011, and the estimated payments under the other hypothetical termination scenarios, are discussed under the heading “Retirement of Mr. Seidenberg” below.

Name	Executive Life Insurance Benefit ($)	Disability Benefit[1] ($)	Financial Planning[2] ($)
Mr. McAdam
Death	6,300,000	0	0
Disability	383,667	1,572,453	0
Retirement	383,667	0	0
Mr. Mead
Death	2,538,000	0	10,000
Disability	130,361	1,500,840	10,000
Retirement	130,361	0	10,000
Ms. Ruesterholz
Death	3,951,000	0	0
Disability	825,663	2,048,246	0
Retirement	825,663	0	0
Mr. Shammo
Death	2,364,000	0	10,000
Disability	191,767	399,371	10,000
Retirement[3]	0	0	0
Mr. Milch
Death	2,188,000	0	10,000
Disability	148,773	1,877,070	10,000
Retirement[3]	0	0	0
[1]

Assumes that each named executive officer would be immediately eligible for long-term disability benefits from Verizon’s qualified and nonqualified disability benefit plans. Mr. Shammo does not participate in the nonqualified portion of the disability benefit. The assumptions used to calculate the value of the disability benefits include a discount rate of 5.0% and mortality and recovery based on the 1987 National Association of Insurance Commissioners Group Disability Table. These rates represent the probability of death or recovery between the date of disability and the payment end date. The qualified portion of the disability benefit for Mr. McAdam, Mr. Mead, Ms. Ruesterholz, Mr. Shammo and Mr. Milch is estimated at $491,735, $469,340, $656,357, $399,371 and $586,994, respectively, and the nonqualified portion of the benefit is estimated at $1,080,718, $1,031,500, $1,391,889, $0 and $1,290,076, respectively. In order to receive the nonqualified portion of the disability benefit, the executive must pay the premium associated with the qualified portion of the benefit.

[2]

Mr. McAdam and Ms. Ruesterholz did not participate in the financial planning program in 2011 and, as a result, would have been ineligible to receive financial planning services if their employment had terminated on the last business day of 2011.

[3]

Messrs. Shammo and Milch would not have been entitled to receive executive life insurance benefits or financial planning benefits because they had not fulfilled the eligibility requirements for retirement under the terms of those programs on the last business day of 2011.

Potential Payments Upon Change in Control

Verizon does not maintain any plans or arrangements that provide for any named executive officer to receive enhanced cash severance or other cash payments in connection with a change in control of Verizon. If the named executive officer’s employment terminates in connection with or following a change in control, he or she would be eligible for the same benefits, if any, that would become payable to the executive upon his or her termination under the circumstances as described above. Under the Short-Term Plan, if a change in control occurs, all outstanding awards will vest and become payable on the regularly scheduled payment date.

Equity Awards

As is the case for all participants under the terms of the Long-Term Plan, upon an involuntary termination of employment without cause, death, disability or qualifying retirement, each named executive officer’s then unvested RSUs will vest and be paid on the regularly scheduled payment date after the end of the applicable award cycle and each named executive officer’s then unvested PSUs will vest and be paid on the regularly scheduled payment date after the end of the applicable award cycle, but only if and to the extent that the applicable performance criteria for the award are achieved at the end of the applicable award cycle. However, Mr. McAdam’s Special PSU award granted in 2009 and the Special PSU and RSU awards granted in 2011 will be forfeited if Mr. McAdam retires prior to December 31, 2012, in the case of the Special 2009 award, or July 31, 2016, in the case of the 2011 Special PSU and RSU awards. Under the Long-Term Plan, a qualifying retirement generally means to retire after having attained at least 15 years of vesting service (as defined under the applicable Verizon tax-qualified savings plan) and a combination of age and years of vesting service that equals or exceeds 75 points. As of December 31, 2011, Messrs. McAdam, Mead and Seidenberg and Ms. Ruesterholz were retirement-eligible under the Long-Term Plan.

In addition, under the Long-Term Plan, if, in the 12 months following a change in control of Verizon, a participant’s employment is involuntarily terminated without cause, all then-unvested RSUs will vest and be paid on the regularly scheduled payment date after the end of the applicable award cycle and all then-unvested PSUs will vest at target level performance and be paid on the regularly scheduled payment date after the end of the applicable award cycle.

Under the Long-Term Plan, a change in control of Verizon is generally defined as the occurrence of any of the following:

•	Any person becomes a beneficial owner of shares representing twenty percent or more of Verizon’s outstanding voting stock;
•	Verizon consummates a merger, consolidation, reorganization or any other business combination; or
•	The Board adopts resolutions authorizing the liquidation or dissolution, or sale of all or substantially all of the assets, of Verizon.

However, a change in control will not occur if:

•	The amount of Verizon voting stock outstanding immediately before the transaction represents at least forty-five percent of the combined voting power of the corporation that survives the transaction;
•	Verizon Directors constitute at least one-half of the board of directors of the surviving corporation;
•	Verizon’s CEO is the CEO of the surviving corporation; and
•	The headquarters of the surviving corporation is located in New York, New York.

Estimated Payments.  The following table shows the estimated value of the payouts that the named executive officers, other than Mr. Seidenberg, could have received in respect of their outstanding unvested equity awards if any of the following events occurred on the last business day of 2011: (i) a change in control of Verizon without a termination of employment; (ii) a change in control of Verizon and an involuntary termination of employment without cause; and (iii) a termination of employment as a result of an involuntary termination without cause, qualifying retirement, or death or disability. The amounts represent the estimated value of the RSU and PSU awards granted in 2010 and 2011, and in addition for Mr. McAdam, his Special 2009 PSU award and his Special 2011 PSU and RSU awards, that would have been payable pursuant to the terms of the award agreements, calculated using the total number of units (including accrued dividends) on the last business day of 2011 and $40.12, Verizon’s closing stock price on that date, and for the PSUs, assuming the award would vest at target performance levels. The actual amount payable under these awards can be determined only at the time the award would be paid. The actual payments and benefits that Mr. Seidenberg became entitled to receive upon his retirement on December 31, 2011, and the estimated payments under the other hypothetical termination scenarios, are discussed under the heading “Retirement of Mr. Seidenberg” below.

Name	Change In Control Without Termination ($)	Change In Control And Termination Without Cause ($)	Termination Without Cause ($)	Retirement[1] ($)	Death or Disability ($)
Mr. McAdam	0	34,851,321	34,851,321	16,917,882	34,851,321
Mr. Mead	0	8,609,271	8,609,271	8,609,271	8,609,271
Ms. Ruesterholz	0	9,380,497	9,380,497	9,380,497	9,380,497
Mr. Shammo	0	8,492,401	8,492,401	0	8,492,401
Mr. Milch	0	7,625,448	7,625,448	0	7,625,448

[1]

Messrs. Shammo and Milch would not have been entitled to receive any amount in respect of their outstanding unvested equity awards upon retirement because they had not fulfilled the eligibility requirements for retirement under the terms of the Long-Term Plan on the last business day of 2011.

Retirement of Mr. Seidenberg

Mr. Seidenberg retired from the Company on December 31, 2011. The following table sets forth the payments and benefits Mr. Seidenberg became entitled to receive upon his retirement.

Equity[1] ($)	Financial Planning ($)	Executive Life Insurance Benefit[2] ($)
33,501,483	10,000	1,848,265

[1]

Represents the estimated value of the RSU and PSU awards granted in 2010 and 2011. The value of these awards was calculated using the total number of units (including accrued dividends) on the last business day of 2011 and $40.12, Verizon’s closing stock price on that date, and, in the case of the PSUs, assuming the awards would vest at target performance levels. These awards will be paid on the regularly scheduled payment date following the end of the applicable performance period based on the stock price on the last day of the performance period, and in the case of the PSUs, only if and to the extent that the applicable performance criteria have been satisfied.

[2]

Represents the total amount of annual payments to Mr. Seidenberg to pay a portion of the life insurance policy owned by him, provided that he continues to pay the annual premiums pursuant to the terms of the program.

Mr. Seidenberg executed a release of claims satisfactory to Verizon as a condition to the receipt of the foregoing benefits and agreed not to compete or solicit employees or customers of Verizon for two years following his retirement and agreed not to compete or interfere with any Verizon business for a period of two years after termination from employment and always to protect Verizon’s trade secrets and proprietary information.

SEC rules require that we disclose the hypothetical payments and benefits that Mr. Seidenberg would have been entitled to receive if certain events had occurred on December 31, 2011 and Mr. Seidenberg had not retired on that date, notwithstanding the fact that the events did not occur and Mr. Seidenberg retired on that date. If on December 31, 2011 there had been a change in control of Verizon without a termination of Mr. Seidenberg’s employment, Mr. Seidenberg would not have been entitled to any payments or benefits. Mr. Seidenberg would have been entitled to receive a $636,770 disability benefit if he had become disabled on December 31, 2011 and not retired. This assumes that Mr. Seidenberg would have been immediately eligible for long-term disability benefits from Verizon’s qualified and nonqualified disability benefit plans and is based on a discount rate of 5.0% and mortality and recovery based on the 1987 National Association of Insurance Commissioners Group Disability Table, which represent the probability of death or recovery between the date of disability and the payment end date. The qualified portion of the disability benefit is estimated at $199,130, the nonqualified portion of the benefit is estimated at $437,640, and in order to receive the nonqualified portion of the disability benefit, Mr. Seidenberg would have been required to pay the premium associated with the qualified portion of the benefit. Mr. Seidenberg would have been entitled to receive the same life insurance benefit that he received upon his retirement quantified in the table above if his employment had been terminated without cause following a change in control, was terminated without cause under any other circumstance, or he had become disabled on December 31, 2011. If he had died on December 31, 2011, Mr. Seidenberg’s beneficiaries would have been entitled to receive $10,051,000 under the life insurance policy owned by him. He would have been entitled to receive the same financial planning benefit that he received upon his retirement quantified in the table above if his employment was terminated without cause following a change in control, was terminated without cause under any other circumstance, or he died or became disabled on December 31, 2011. In addition, if Mr. Seidenberg was terminated without cause following a change in control, was terminated without cause under any other circumstance, or he died or became disabled on December 31, 2011, Mr. Seidenberg would have been entitled to the same treatment of his equity awards that he received upon his retirement with the same estimated value quantified in the table above and based on the same assumptions and subject to the same terms and conditions described in footnote 1 to that table.

Non-Employee Director Compensation

In 2011, each non-employee Director of Verizon received an annual cash retainer of $85,000, and each Committee Chairperson received an additional annual cash retainer of $15,000, with the exception of the Audit Committee Chairperson who received an additional $25,000 annual cash retainer. Each Director also received an annual grant of Verizon share equivalents valued at $130,000 on the grant date. No meeting fees were paid if a Director attended a Board or Committee meeting on the day before or the day of a regularly scheduled Board meeting. Each Director who attended such a meeting held on any other date received a meeting fee of $2,000.

A new Director who joins the Board receives a one-time grant of 3,000 Verizon share equivalents valued at the closing price on the date that the Director joins the Board.

All share equivalents are automatically credited to the Director’s deferred compensation account and invested in a hypothetical Verizon stock fund. Amounts in the deferred compensation account are paid in a lump sum in the year following the year that the Director leaves the Board.

Under the Verizon Executive Deferral Plan, Directors may defer all or part of their annual cash retainer and meeting fees. A Director may elect to invest these amounts in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services or in the other hypothetical investment options available to participants in Verizon’s Management Savings Plan.

Directors who were elected to the Board before 1992 participate in a charitable giving program. Upon a Director’s death, the Company will contribute an aggregate of $500,000 to one or more qualifying charitable organizations designated by the Director. Directors who served as directors of NYNEX Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in ten annual installments commencing when a Director retires or attains age 65 (whichever occurs later) or dies. Directors who served as directors of GTE Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in five annual installments commencing upon the Director’s death. The GTE and NYNEX programs are financed through the purchase of insurance on the life of each participant. The charitable giving programs are closed to future participants.

Director Compensation

Name (a)	Fees Earned or Paid in Cash[1] ($) (b)	Stock Awards[2] ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($) (f)	All Other Compensation[4] ($) (g)	Total ($) (h)
Richard L. Carrión	95,000	130,000	0	0	5,493	0	230,493
Melanie L. Healey	9,083	124,143	0	0	0	0	133,226
M. Frances Keeth	103,000	130,000	0	0	0	0	233,000
Robert W. Lane	99,000	130,000	0	0	2,192	0	231,192
Sandra O. Moose*	118,000	130,000	0	0	3,821	0	251,821
Joseph Neubauer*	112,000	130,000	0	0	0	0	242,000
Donald T. Nicolaisen*	128,000	130,000	0	0	0	0	258,000
Thomas H. O’Brien**	50,500	130,000	0	0	0	0	180,500
Clarence Otis, Jr.	103,000	130,000	0	0	3,758	0	236,758
Hugh B. Price	97,000	130,000	0	0	318	0	227,318
Rodney E. Slater	97,000	130,000	0	0	0	0	227,000
John W. Snow	95,000	130,000	0	0	0	0	225,000
John R. Stafford**	46,500	130,000	0	0	0	100,000	276,500
*	Denotes a Committee Chairperson.
**	Messrs. O’Brien and Stafford retired from the Board in May 2011 pursuant to the Board’s retirement policy.
[1]	This column includes all fees earned in 2011, whether paid in cash or deferred.
[2]

For each Director this column reflects the grant date fair value of the Director’s 2011 annual stock award computed in accordance with FASB ASC Topic 718. For Ms. Healey, this column reflects the grant date fair value of her annual stock award valued at $10,833, which was prorated to reflect the portion of the year that she served on the Board, and includes the one-time grant of 3,000 Verizon share equivalents with the grant date fair value of $113,310 that she received upon her appointment to the Board on December 1, 2011, in each case based on the closing price of Verizon’s common stock on the grant date. The following reflects the aggregate number of stock awards and the aggregate number of option awards outstanding as of December 31, 2011 for each person who served as a non-employee Director during 2011: Richard L. Carrión, 59,284 and 29,843; Melanie L. Healey, 3,287 and 0; M. Frances Keeth, 28,328 and 0; Robert W. Lane, 38,003 and 17,264; Sandra O. Moose, 66,439 and 17,651; Joseph Neubauer, 83,343 and 27,507; Donald T. Nicolaisen, 34,925 and 0; Thomas H. O’Brien, 0 and 4,388; Clarence Otis, Jr., 34,358 and 0; Hugh B. Price, 57,366 and 17,651; Rodney E. Slater, 11,628 and 0; John W. Snow, 27,852 and 0; and John R. Stafford, 55,373 and 17,651.

[3]	This column reflects above-market earnings on nonqualified deferred compensation plans. Non-employee Directors do not participate in any defined benefit pension plan.
[4]

The amount in this column for Mr. Stafford reflects the first installment of the charitable contribution to be made on his behalf under the NYNEX Corporation charitable giving program described above following his retirement from the Board in May 2011. In 2011, the aggregate cost of maintaining and administering the legacy charitable giving programs for all participants was $62,185.

Security Ownership of Certain Beneficial Owners and Management

Principal Shareholders

On January 31, 2012, there were approximately 2.8 billion shares of Verizon common stock outstanding. The following table sets forth information about persons we know to beneficially own more than five percent of the shares of Verizon common stock, based on our records and information reported in filings with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock Inc. 40 East 52nd Street New York, New York 10022	164,003,471	5.79
*	This information is based on a Schedule 13G filed with the SEC on February 8, 2012 by BlackRock Inc., setting forth information as of December 31, 2011. The Schedule 13G states that BlackRock Inc. has sole voting power and sole dispositive power with respect to the 164,003,471 shares.

Directors and Executive Officers

In the following table, you can find information showing the number of shares of Verizon common stock beneficially owned by each of the named executive officers, each Director and all executive officers and Directors as a group as of January 31, 2012. This information includes shares held in Verizon’s employee savings plans and shares that may be acquired within 60 days pursuant to the exercise of stock options and/or the conversion of certain stock units under deferred compensation plans. The aggregate number of shares owned by executive officers and Directors represents less than one percent of the total number of outstanding shares of Verizon common stock. Unless we have indicated otherwise, each individual and/or his or her family member(s) has or have sole or shared voting and/or investment power with respect to the securities. Executive officers and Directors also have interests in other stock-based units under Verizon deferred compensation plans and stock-based long-term incentive awards. We have included these interests in the “Total” column in the table below to show the total economic interest that the executive officers and Directors have in Verizon common stock.

Name	Stock [1]	Total [2]
Named Executive Officers:
Lowell C. McAdam*	62,870	971,229
Daniel S. Mead	9,119	287,349
Virginia P. Ruesterholz	48,052	359,912
Francis J. Shammo	8,547	290,111
Randal S. Milch	25,722	256,026
Ivan G. Seidenberg*	1,198,624	2,135,978
Directors:
Richard L. Carrión	25,214	81,579
Melanie L. Healey	—	3,287
M. Frances Keeth	—	28,328
Robert W. Lane	17,264	55,267
Sandra O. Moose	13,263	79,702
Joseph Neubauer	19,603	123,014
Donald T. Nicolaisen	—	34,925
Thomas H. O’Brien**	4,969	4,969
Clarence Otis, Jr.	3,000	37,358
Hugh B. Price	15,609	70,688
Rodney E. Slater	—	11,628
John W. Snow	3,571	31,423
John R. Stafford**	35,294	53,772
All of the above and other executive officers as a group[3]	564,245	4,232,496
*	Mr. McAdam also serves as a Director. Mr. Seidenberg also served as a Director until December 31, 2011.
**	Messrs. O’Brien and Stafford retired from the Board in May 2011 pursuant to the Board’s retirement policy.
[1]

In addition to direct and indirect holdings, the “Stock” column includes shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days and/or pursuant to the conversion of certain stock units under deferred compensation plans as follows: 30,472 shares for Ms. Ruesterholz; 11,676 shares for Mr. Milch; 1,033,881 shares for Mr. Seidenberg; 23,984 shares for Mr. Carrión; 17,264 shares for Mr. Lane; 13,263 shares for Dr. Moose; 18,729 shares for Mr. Neubauer; 15,551 shares for Mr. Price; and 16,846 shares for Mr. Stafford. The shares underlying the stock options and deferred compensation units may not be voted or transferred. No shares are pledged as security.

[2]

The “Total” column includes, in addition to shares listed in the “Stock” column, stock-based units under deferred compensation plans and stock-based long-term incentive awards, which may not be voted or transferred.

[3]

Does not include shares held by Messrs. O’Brien and Stafford, who retired from the Board in May 2011, Mr. Seidenberg, who retired effective December 31, 2011, or Ms. Ruesterholz, who ceased to be an executive officer on that date.

Section 16(a) Beneficial Ownership Reporting Compliance

SEC rules require that we disclose any late filings of stock transaction reports by our executive officers and Directors. Based solely on a review of the reports that we filed on behalf of these individuals or that were otherwise provided to us, our executive officers and Directors met all Section 16(a) filing requirements during calendar year 2011.

Other Business

Verizon is not aware of any other matters that will be presented at the annual meeting. If other matters are properly introduced, the proxy committee will vote the shares it represents by the proxies it has received in accordance with its judgment.

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President,

    Deputy General Counsel and

    Corporate Secretary

March 19, 2012

Appendix A

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted these Guidelines and the Committee Charters to provide a framework for the functioning of the Board. The Board will periodically review these materials and practices in light of ongoing developments and the Corporation’s needs to determine whether any changes are required.

Role of the Board

The business of the Corporation is conducted by management, under the direction of the Board of Directors. The Board, and each committee of the Board, has complete access to management. In addition, the Board and each committee have access to independent advisors as each deems necessary or appropriate.

Strategic Planning and Management Development.    At least once a year, the Board conducts a strategic planning session with management. The Board reviews succession planning and management development at least annually. The process includes consideration of organizational needs, competitive challenges, the potential of key managers, planning for future development and emergency situations.

Executive Sessions.    The independent Directors of the Board meet at least twice each year in executive session. The non-employee Directors of the Board meet at least three times each year in executive session. Any Director has the right to call a meeting or executive session of the independent Directors or of the non-employee Directors.

In at least one executive session, the Board assesses the process and effectiveness of the Board (including opportunities for continuing education and orientation of new Directors) and considers any other matters that the Directors request. In an executive session of independent Directors, the Board receives the Human Resources Committee’s report on the CEO’s performance and compensation.

Presiding Director.    At or prior to the Annual Meeting of Shareholders, the independent members of the Board of Directors shall elect an independent Director to serve as Presiding Director until the next Annual Meeting, or until his or her successor is elected and qualified. The Presiding Director shall act as liaison with the Chairman, in consultation with the other Directors. In addition, all Directors shall have direct and complete access to the Chairman at any time as they deem necessary or appropriate. The Presiding Director shall chair all executive sessions of the Board and all other meetings of the Board at which the Chairman is not present. The Presiding Director may, in his or her discretion, call a meeting of the Board or an executive session of the Board, and shall call an executive session at the request of any other Director.

The Presiding Director, in consultation with the Chairman, shall review and approve the schedule of meetings of the Board, the proposed agendas and the materials to be sent to the Board. Directors shall have the opportunity to provide suggestions for the meeting schedule, agenda items and materials to the Chairman or the Presiding Director.

Any shareholder or interested party may communicate directly with the Presiding Director:

Verizon Communications Inc.

Presiding Director

Board of Directors

140 West Street, 29th Floor

New York, New York 10007

Committees.    There are three (3) standing committees of the Board: Audit; Corporate Governance and Policy; and Human Resources. The members of the Audit, Corporate Governance and Policy and Human Resources committees will be independent as required by law or regulation. The Board may change the number of committees from time to time.

The responsibilities of each committee are set forth in its charter, which is approved by the Board and posted on the Corporation’s website. Each committee Chair approves the agenda and materials for each meeting and reports its actions and discussions to the Board as soon as practicable. At least annually, each committee conducts an assessment of its charter and its processes and effectiveness.

Membership.    The Corporate Governance and Policy Committee annually reviews and recommends the members and Chair of each committee for approval by the Board. The Committee periodically considers rotating Chairs and members of the committees.

Meetings.    Directors are expected to attend all meetings of the Board and each committee on which they serve. Directors are provided with a copy of the proposed agenda sufficiently in advance of each scheduled meeting in order to have the opportunity to comment on or make changes to the agenda. Directors standing for election are expected to attend the Annual Meeting of Shareholders.

Board Composition and Director Qualifications

The Board will periodically assess the needs of the Corporation to determine the appropriate size of the Board. At all times, a substantial majority of the Board will be independent and not more than two Directors will be current or former employees of Verizon.

Qualifications.    A candidate must:

♦	Be ethical;

♦	Have proven judgment and competence;

♦

Have professional skills and experience in dealing with a large, complex organization or in dealing with complex problems that are complementary to the background and experience represented on the Board and that meet the needs of the Corporation;

♦	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and

♦	Be willing and able to devote sufficient time to fulfill his or her responsibilities to Verizon and its shareholders.

In assessing the appropriate composition of the Board, the Corporate Governance and Policy Committee also considers other factors that are relevant to the current needs of the Corporation, including those that promote diversity.

Identification and Consideration of Candidates.    The Corporate Governance and Policy Committee considers candidates proposed by members of the Committee, other Directors, management and shareholders. The Committee considers candidates for re-election, provided that the candidate has consented to stand for re-election and tendered an irrevocable resignation to the Chairman of the Committee prior to nomination each year. All candidates are evaluated in the same manner. After the Committee has completed its evaluation, it presents its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the Committee also reports on other candidates who were considered but not selected.

Verizon will conduct an orientation program for each new Director that includes, among other things, a review of the Corporation’s business, financial condition, strategy, ethical obligations, key issues and other relevant topics.

Independence.    A Director is considered independent if the Board finds that the Director is independent under the corporate governance listing standards of the New York Stock Exchange and the Nasdaq Stock Market. In addition, in evaluating independence, the Board will not consider a Director independent if:

1.	Within the past three years, the Director or a Member of the Director’s Immediate Family has:

♦	Been an employee of Verizon or a Verizon subsidiary (“Verizon”);

♦

Received during any 12-month period more than $100,000 in direct compensation from Verizon (other than Director’s compensation and other than pension or other deferred compensation for prior service with Verizon);

♦

Been an executive officer of a company where at the same time a Verizon executive officer or executive in compensation Band 1 (each a “Verizon Senior Executive”) served on the company’s compensation committee;

2.	The Director is retained under a personal or professional services contract by Verizon;

3.

The Director is an employee, or a Member of the Director’s Immediate Family is an executive officer, of a company that has made payments to, or received payments from, Verizon in an amount that, in any of the past three years, exceeded the greater of $1 million or one percent of that company’s consolidated gross revenues;

4.

The Director is an executive officer of a lender to Verizon and Verizon’s outstanding indebtedness to the lender in any of the past three years exceeded one percent of the lender’s outstanding loans at the end of the lender’s fiscal year;

5.

The Director is an executive officer of a non-profit entity that has received contributions from Verizon or its Foundation that, in any of the past three years, exceeded one percent of that entity’s consolidated gross revenues (excluding matching gift contributions by Verizon’s Foundation); or

6.

The Director has any other relationship that the Board determines is inconsistent with applicable laws and regulations on directors’ independence or that is likely to impair the Director’s ability to act independently.

For purposes of these Guidelines except as otherwise noted, a Member of a Director’s Immediate Family includes his or her spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home.

An executive officer of a company on whose board a Verizon Senior Executive serves is not eligible for nomination as a new Director of the Corporation.

Related Person Transaction Policy

Definitions.    For purposes of this Policy,

    “Related Person” means:

1.	any person who has served as a Director or a Verizon executive officer (“Officer”) at any time during the Corporation’s last fiscal year;

2.	any person whose nomination to become a Director has been presented in a proxy statement relating to the election of Directors since the beginning of the Corporation’s last fiscal year;

3.

any person who was at any time during the Corporation’s last fiscal year an “Immediate Family Member” of any of the persons listed above. Immediate Family Member means spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Director, Officer or nominee, and any person (other than a tenant or employee) sharing the household of such Director, Officer or nominee; or

4.

any person or any Immediate Family Member of such person who is known to the Corporation to be the beneficial owner of more than 5 percent of the Corporation’s stock at the time of the Transaction (as defined below).

    “Related Person’s Firm” means any firm, corporation or other entity in which a Related Person is an executive officer or general partner or in which all Related Persons together have a 10 percent or more ownership interest.

    “Transaction” means any transaction, arrangement or relationship with Verizon since the beginning of the Corporation’s last fiscal year in an amount greater than $120,000 that involves or will involve a Related Person or a Related Person’s Firm. It does not include:

(a)	compensation to a Director or Officer which is or will be disclosed in the Corporation’s proxy statement;
(b)	compensation to an Officer who is not an Immediate Family Member of a Director or of another Officer and which has been approved by the Human Resources Committee or the Board;
(c)

a transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;

(d)	a transaction that involves services as a bank depositary of funds, transfer agent, registrar, indenture trustee, or similar services; or
(e)	a transaction in which the Related Person’s interest arises solely from the ownership of Verizon stock and all shareholders receive the same benefit on a pro rata basis.

    “Related Person Transaction” means a Transaction in which a Related Person is determined to have, had, or will have a direct or indirect material interest.

Policy Statement.    The Board of Directors recognizes that Related Person Transactions can present potential conflicts of interest (or the perception thereof) and therefore has adopted this policy which shall be followed in connection with all Related Person Transactions involving the Company.

Process.    Annually, each Director and Officer shall submit to Verizon the name and employment affiliation of his or her Immediate Family Members and the name of any Related Person’s Firm with which any of them are affiliated. Directors and Officers shall notify Verizon promptly of any changes to this information. Each Director and Officer shall also identify any Transaction that they, their Immediate Family Members or their Related Person Firms are or will be involved in. On an ongoing basis, Directors and Officers shall promptly advise the Committee of any changes to such Immediate Family Members, Transactions or Related Person Firms.

Management shall submit Transactions and appropriate supplemental information to the Corporate Governance and Policy Committee for its review.

The Corporate Governance and Policy Committee shall review Transactions in order to determine whether a Transaction is a Related Person Transaction. The Committee shall take such action with respect to the Related Person Transaction as it deems necessary and appropriate under the circumstances, including approval, disapproval, ratification, cancellation, or a recommendation to management. Only disinterested members of the Committee shall participate in those determinations. In the event it is not practical to convene a meeting of the Corporate Governance and Policy Committee, the Chair of that Committee shall have the right to make such determination and shall promptly report his or her determination in writing to the other members of the Committee.

The Committee shall report its action with respect to any Related Person Transaction to the Board of Directors.

Change in Status or Retirement

If a Director retires or changes his or her employment status or principal responsibility, the Director will tender a resignation to Verizon. The Corporate Governance and Policy Committee will recommend to the Board whether the resignation should be accepted.

Service on Other Boards

A Director who serves as an executive officer of a public company should not serve on more than three public company boards, including that of his or her own company, and other Directors should not serve on more than six public company boards. In order not to disrupt existing affiliations with other boards, a Director may maintain current positions, even if the number of those positions exceed these limits, unless the Board determines that permitting the position to continue will impair the Director’s ability to serve on the Verizon Board. Directors are expected to advise the Corporate Governance and Policy Committee of any changes in their membership on other boards.

Retirement

A Director will retire from the Board the day before the Annual Meeting of Shareholders next following his or her 72nd birthday.

Compensation

The Human Resources Committee periodically reviews and determines Director compensation and benefits. The Committee determines compensation based on a review of comparable companies, alignment with the interests of shareholders and the advice of independent advisors.

Stock Ownership

Within three years of joining the Board, each Director shall acquire, and continue to hold during his or her tenure on the Board, Verizon stock with a value equivalent to three times the cash component of the annual Board retainer. Shares held by the Director under any deferral plan are included in determining the number of shares held.

Business Conduct and Ethics

Directors are expected to act in compliance with these Guidelines, applicable laws and regulations, and the spirit of the Verizon Code of Business Conduct for employees. Employee Directors are also governed by Verizon’s Code of Business Conduct.

Conflicts of Interest.    A Director should avoid situations that result or appear to result in a conflict of interest with Verizon. A Director may be considered to have a conflict of interest if the Director’s interest interferes or appears to interfere in any material way with the interests of Verizon, including if:

♦

The Director, any Member of the Director’s Immediate Family, or any company with which any of them is associated as an officer, director, five percent or more owner, partner, employee or consultant (i) is a five percent or more owner of, or (ii) has any management interest in, any company that is in the same business as Verizon (“potential competitive interest”); or

♦	The Director offers gifts or other benefits to or solicits or receives gifts or other benefits from another entity as a result of his or her position with Verizon; or

♦	The Director has any other relationship that the Corporate Governance and Policy Committee believes is likely to result in a conflict of interest with Verizon.

A non-employee Director is expected to advise Verizon prior to acquiring or continuing any interest or entering into any transaction or relationship that may present a potential competitive interest. The Corporate Governance and Policy Committee, in consultation with the CEO and Chairman, will review and advise the Board as soon as practicable whether a conflict would be presented.

Corporate Opportunities.    A Director should not take advantage of an opportunity to engage in a business activity that properly belongs to Verizon, including any activity that is discovered as a result of the use of Verizon information or property or in connection with his or her service as a Director. A Director should not use Verizon information, property or his or her position with Verizon for personal gain.

Securities Transactions.    A Director should not trade, or enable any other person to trade, in Verizon’s securities or the securities of another company while aware of material non-public information.

Confidentiality.    Directors should maintain the confidentiality of information about Verizon and other entities which Verizon entrusts to them, except where the disclosure is authorized or required by law.

Fair Dealing.    Directors should act fairly in any dealings with the Corporation’s stakeholders, including customers, suppliers, competitors, employees and shareholders.

Waiver.    No waiver of any provision of the business conduct and ethics requirements for a Director, or of any provision of the Verizon Code of Business Conduct for a Verizon Senior Executive, may be granted without the approval of the Board of Directors. The Board is strongly predisposed against any such waivers. However, in order to approve any such waiver, the Board must affirmatively find that the waiver does not violate any applicable law or regulation and that the waiver is in the best interests of the Corporation. In the event the Board approves a waiver, it will ensure that the waiver and the Board’s rationale for granting the waiver are promptly disclosed, consistent with applicable legal and stock exchange requirements.

Verizon Senior Executives Serving on Outside Boards

A Verizon Senior Executive must obtain approval from the Corporate Governance and Policy Committee in advance of accepting any new membership on the Board of a public company. Verizon Senior Executives may not serve on the Board of more than two public companies other than Verizon.

A Verizon Senior Executive will not accept a new directorship with a company if the CEO or other executive officer of that company is serving as a Director of Verizon.

Shareholder Communications with Directors

If a shareholder wishes to communicate directly with the Board, a Committee of the Board or with an individual Director, he or she should send the communication to:

Verizon Communications Inc.

The Board of Directors [or Committee name or Director’s name, as appropriate]

140 West Street, 29th Floor

New York, New York 10007

Verizon will forward all shareholder correspondence about Verizon to the Board, Committee or individual Director(s).

Policy on Adoption of Shareholder Rights Plans

The Corporation does not currently have a shareholder rights plan, or “poison pill,” and the Board currently has no plans to adopt such a plan. However, if the Board is presented with a set of facts and circumstances which leads it to conclude that adopting a rights plan would be in the best interest of shareholders, it will seek prior shareholder approval unless the independent Directors, exercising their fiduciary duties, determine that such submission would not be in the best interests of shareholders under the circumstances. If any rights plan is adopted without prior shareholder approval, it will be presented to shareholders within one year or expire within one year without being renewed or replaced. Any plan adopted by the Board will also contain a “sunset” provision, providing that shareholders will have the opportunity to ratify or reject the plan every three years following the date of initial shareholder approval.

Shareholder Advisory Vote

Effective with the Corporation’s 2009 Annual Meeting of Shareholders, a management proposal related to executive compensation in the form approved by the Board of Directors will be submitted annually to shareholders for a non-binding vote.

Appendix B

Related Dow Peers

The following chart lists the companies included in the Related Dow Peers as of December 31, 2011, and their market capitalization as of December 31, 2011, as reported by Bloomberg, and net income attributable to the company, revenue and total employees, as of each company’s most recent fiscal year-end as reported in SEC filings.

Company	Market Capitalization ($ Millions)	Net Income Attributable to the Company ($ Millions)	Revenue ($ Millions)	Total Employees
3M	57,280	4,283	29,611	84,198
Alcoa	9,206	611	24,951	61,000
American Express	54,787	4,935	32,282	62,500
AT&T	179,202	3,944	126,723	256,000
Bank of America	56,355	1,446	115,373	282,000
Boeing	54,516	4,018	68,735	171,700
Caterpillar	58,584	4,928	60,138	125,099
CenturyLink	22,975	573	15,351	49,000
Chevron	211,894	26,895	244,371	61,000
Cisco Systems	97,196	6,490	43,218	71,825
Coca-Cola	158,918	8,572	46,542	146,200
Comcast	64,512	4,160	55,842	126,000
Du Pont (E.I.)	42,297	3,474	37,961	70,000
Exxon Mobil	406,272	41,060	486,429	82,100
General Electric	189,082	14,151	142,237	301,000
Hewlett-Packard	51,109	7,074	127,245	349,600
Home Depot	64,808	3,883	70,395	321,000
Intel	123,481	12,942	53,999	100,100
IBM	216,724	15,855	106,916	433,362
Johnson & Johnson	179,089	9,672	65,030	117,900
JPMorgan Chase	126,342	18,976	110,838	260,157
Kraft Foods	66,006	3,527	54,365	126,000
McDonald’s	102,659	5,503	27,006	420,000
Merck	114,907	6,272	48,047	86,000
Microsoft	218,380	23,150	69,943	90,000
Pfizer	166,346	10,009	67,425	103,700
Procter & Gamble	183,541	11,797	82,559	129,000
Sprint Nextel	7,089	(2,890)	33,679	40,000
Time Warner Cable	20,286	1,665	19,675	48,500
Travelers	24,424	1,426	25,446	30,600
United Technologies	66,226	4,979	58,190	199,900
Wal-Mart	204,660	15,699	446,950	2,100,000
Walt Disney	67,369	4,807	40,893	156,000
Verizon	113,583	2,404	110,875	193,900
Verizon’s Ranking	15	28	8	11
Verizon’s Percentile Ranking	59%	21%	79%	71%

B-1

Appendix C

Verizon Communications Inc. Reconciliation of Non-GAAP Measures

Adjusted Net Income Reconciliation

Year Ended December 31,	(dollars in millions) 2011
Reported Net Income Attributable to Verizon	$2,404
Severance, Pension and Benefit Charges	3,626
Early Extinguishment of Debt	76

Adjusted Net Income Attributable to Verizon	$6,106

Adjusted EPS Reconciliation

Years Ended December 31,	2008	2011
Reported EPS	$(0.77)	$0.85
Merger Integration and Acquisition Related Charges	0.03	—
Access Line Spin-Off Related Charges	0.03	—
Severance, Pension and Benefit Charges	3.32	1.27
Extinguishment of Debt	—	0.03
Investment Related Charges	0.01	—

Adjusted EPS	$2.62	$2.15

Free Cash Flow Reconciliation

Year Ended December 31,	(dollars in millions) 2011
Net Cash Provided by Operating Activities	$29,780
Less Capital expenditures (including capitalized software)	16,244

Free Cash Flow	$13,536

C-1

DIRECTIONS TO VERIZON COMMUNICATIONS INC. ANNUAL MEETING OF SHAREHOLDERS

Von Braun Center

700 Monroe Street

Huntsville, Alabama 35801

From I-65 (North or South) take exit 340 to Huntsville I-565 East. Take exit 19-C to Washington St. and turn right onto Washington St. Turn right onto Monroe St. Turn right onto Clinton Ave. Turn left onto Pollard St. to access the South Hall Parking Garage.

From Highway 72 West (from Scottsboro) after Highway 72 West merges into I-565, take exit 19-A to Jefferson St. Turn right onto Monroe St. Turn right onto Clinton Ave. Turn left onto Pollard St. to access the South Hall Parking Garage.

From Guntersville, Highway 431 West becomes Governors Drive. Follow Governors Drive and turn right onto Monroe St. Go through the light at St. Clair, go straight across through the round-about, and turn left at the light to stay on Monroe St. Turn left onto Clinton Ave. Turn left onto Pollard St. to access the South Hall Parking Garage.

Parking is available at the South Hall Parking Garage. The parking entrance is located on Pollard St. Additional handicap parking is available on Monroe St. in front of the Von Braun Center. We will validate your parking ticket so that there will be no charge for parking.

002CSN0501

Electronic Voting Instructions
You can vote online or by telephone Available 24 hours a day, 7 days a week
Instead of mailing your proxy card, you may choose one of the two voting methods outlined below to vote.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Vote online
• Go to www.envisionreports.com/vz • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Richard L. Carrión	☐	☐	☐	02 - Melanie L. Healey	☐	☐	☐	03 - M. Frances Keeth	☐	☐	☐
04 - Robert W. Lane	☐	☐	☐	05 - Lowell C. McAdam	☐	☐	☐	06 - Sandra O. Moose	☐	☐	☐
07 - Joseph Neubauer	☐	☐	☐	08 - Donald T. Nicolaisen	☐	☐	☐	09 - Clarence Otis, Jr.	☐	☐	☐
10 - Hugh B. Price	☐	☐	☐	11 - Rodney E. Slater	☐	☐	☐

2. Ratification of Appointment of Independent Registered Public Accounting Firm					For	Against	Abstain	3. Advisory Vote to Approve Executive Compensation	For	Against	Abstain
					☐	☐	☐		☐	☐	☐

B	The Board of Directors recommends a vote AGAINST:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
4. Disclosure of Prior Government Service	☐	☐	☐	5. Disclosure of Lobbying Activities	☐	☐	☐	6. Vesting of Performance Stock Units	☐	☐	☐
7. Shareholder Right to Call a Special Meeting	☐	☐	☐	8. Shareholder Action by Written Consent	☐	☐	☐	9. Network Neutrality for Wireless Broadband	☐	☐	☐

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. ☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

+

002CS40005 01F24J

Verizon Communications Inc.

2012 Annual Meeting Admission Ticket

May 3, 2012, 10:30 a.m. Local Time

Von Braun Center

700 Monroe Street

Huntsville, Alabama 35801

Upon arrival, please present this admission ticket at the registration desk.

DIRECTIONS

From I-65 (North or South) take exit 340 to Huntsville I-565 East. Take exit 19-C to Washington St. and turn right onto Washington St. Turn right onto Monroe St. Turn right onto Clinton Ave. Turn left onto Pollard St. to access the South Hall Parking Garage.

From Highway 72 West (from Scottsboro) after Highway 72 West merges into I-565, take exit 19-A to Jefferson St. Turn right onto Monroe St. Turn right onto Clinton Ave. Turn left onto Pollard St. to access the South Hall Parking Garage.

From Guntersville, Highway 431 West becomes Governors Drive. Follow Governors Drive and turn right onto Monroe St. Go through the light at St. Clair, go straight across through the round-about, and turn left at the light to stay on Monroe St. Turn left onto Clinton Ave. Turn left onto Pollard St. to access the South Hall Parking Garage.

Parking is available at the South Hall Parking Garage. The parking entrance is located on Pollard St. Additional handicap parking is available on Monroe St. in front of the Von Braun Center. We will validate your parking ticket so that there will be no charge for parking.

▼ IF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2012 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders,

Thursday, May 3, 2012, 10:30 a.m. Local Time

Your signature on the reverse side of this card appoints Lowell C. McAdam and William L. Horton, Jr., as proxies, with the powers you would have if you were personally present at the meeting. This includes full power of substitution to vote all the shares of Verizon common stock that you hold of record upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement, subject to any directions indicated on the reverse side of this card. If you do not indicate how your shares are to be voted, the proxies will vote for the election of the nominees for Director listed on the reverse side of this card; and in accordance with the Directors’ recommendations on the other matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting or any adjournment of the meeting.

This card also provides your instructions for voting any shares that you may hold in the Verizon Communications Direct Invest Plan. Also, if you own shares in any current or former Verizon savings plan in the same name as shown on this card, this card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustee to tabulate the vote of the savings plan shares, you must vote by telephone or online or return this card in the enclosed envelope so that your vote is received by April 30, 2012.

If you do not properly sign and return this card, vote by telephone or online or attend the meeting and vote by ballot, your shares cannot be voted. Unless the savings plan trustee receives your voting instructions by April 30, 2012, your shares in any of the current or former Verizon employee savings plans will be voted as described in the Proxy Statement.

If you are voting by mail, please sign the reverse side and return this card in the enclosed envelope. Please sign exactly as the name(s) appears on this card. If stock is held jointly, each holder should sign. If you are signing as an attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give your full title. If you vote by telephone or online, please do not mail your card.

Your email address can now help save the environment. Vote online and register for electronic communications with the eTree® program, and we will plant a tree on your behalf.